Exhibit 10.64

Execution Version

SENIOR LOAN AGREEMENT

BETWEEN

FLORIDA DEVELOPMENT FINANCE CORPORATION, as Issuer

and

ALL ABOARD FLORIDA – OPERATIONS LLC, as Borrower

Dated as of December 1, 2017

RELATING TO
$600,000,000
FLORIDA DEVELOPMENT FINANCE CORPORATION
SURFACE TRANSPORTATION FACILITY REVENUE BONDS
(BRIGHTLINE PASSENGER RAIL PROJECT – SOUTH SEGMENT), SERIES 2017

2

ATTACHMENT A –	Provisions Evidencing the Subordination of Permitted Subordinated Debt
ATTACHMENT B –	Required Insurance
ATTACHMENT C –	Existing Indebtedness
ATTACHMENT D –	Mortgage

3

SENIOR LOAN AGREEMENT

THIS SENIOR LOAN AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Senior Loan Agreement” or this “Agreement”), dated as of December 1, 2017, is being entered into by and between the FLORIDA DEVELOPMENT FINANCE CORPORATION, a public body corporate and politic, and a public instrumentality organized and existing under the laws of the State of Florida (the “Issuer”), and ALL ABOARD FLORIDA – OPERATIONS LLC (d/b/a BRIGHTLINE OPERATIONS), a Delaware limited liability company (together with its successors and permitted assigns, the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Issuer is authorized and empowered by the laws of the State of Florida (the “State”), and in particular, Chapter 288, Part X, Florida Statutes, as amended (being the Florida Development Finance Corporation Act of 1993), and other applicable provisions of law (collectively, the “Act”) to issue its revenue bonds for the purpose of financing and refinancing capital projects that promote economic development within the State; and

WHEREAS, the Borrower desires to finance or refinance the cost of the design, development, acquisition, construction, installation, equipping, ownership and operation of certain portions of a privately owned and operated intercity passenger rail system and related facilities, with stations located in West Palm Beach, Fort Lauderdale and Miami, Florida, as more particularly described in the Bond Resolution, and with proceeds of the Series 2017 Bonds to be spent only for the portions of the Project located on or adjacent to the Florida East Coast Railway Corridor in Miami-Dade County, Florida, Broward County, Florida, and Palm Beach County, Florida (collectively, the “Series 2017 Counties”); and

WHEREAS, the Issuer has determined that the Series 2017 Project will serve the public purposes expressed in the Act by promoting and advancing economic development within the State, and that the Issuer will be acting in furtherance of the public purposes intended to be served by the Act by assisting the Borrower in financing all or a portion of the costs of the Series 2017 Project through the issuance of its $600,000,000 aggregate principal amount of Florida Development Finance Corporation Surface Transportation Facility Revenue Bonds (Brightline Passenger Rail Project – South Segment), Series 2017 (the “Series 2017 Bonds”); and

WHEREAS, upon the issuance of the Series 2017 Bonds, the Issuer will lend (the “Series 2017 Loan”) the proceeds thereof to the Borrower pursuant to this Agreement, to finance, pay or reimburse a portion of the costs of the Series 2017 Project within the Series 2017 Counties and pay certain costs of issuance of the Series 2017 Bonds; and

WHEREAS, in connection with the issuance of the Series 2017 Bonds and consistent with the use of proceeds described above, the Borrower will direct the payment of a portion of the loan proceeds from this Agreement, payable to the Borrower as reimbursement of Series 2017 Project costs previously incurred, together with other funds, to cause (i) the redemption and satisfaction and discharge of the 12.00% / 12.75% Senior Secured PIK Toggle Notes due 2019 issued by AAF Holdings LLC and AAF Finance Company (the “Existing PIK Toggle Notes”) and (ii) the repayment in full of the Borrower’s credit agreement, dated as of August 18, 2014, with Siemens Financial Services, Inc., as administrative agent and lender; and

WHEREAS, the Issuer has concurrently entered into the Indenture of Trust, dated as of December 1, 2017 (as it may be amended, supplemented or otherwise modified from time to time, the “Indenture”), with Deutsche Bank National Trust Company, as Trustee (the “Trustee”), to provide for the issuance of the Series 2017 Bonds; and

WHEREAS, the Collateral Agent, the Borrower, the Trustee and various other parties thereto have concurrently entered into the Collateral Agency Agreement; and

WHEREAS, the Borrower has concurrently entered into certain other Financing Documents related to the Series 2017 Project and the issuance of the Series 2017 Bonds; and

WHEREAS, the Series 2017 Bonds are special and limited obligations of the Issuer, payable solely from and secured exclusively by the Trust Estate established under the Indenture, including the payments to be made by the Borrower under this Agreement, and the Collateral, and do not constitute an indebtedness of the Issuer, the State, the Series 2017 Counties, or any other political subdivision of the State, within the meaning of any State constitutional provision or statutory limitation and shall not constitute or give rise to a pecuniary liability of the Issuer, the State, the Series 2017 Counties, or any other political subdivision of the State, and neither the full faith and credit of the Issuer nor the full faith and credit or the taxing power of the State, the Series 2017 Counties, or any other political subdivision of the State is pledged to the payment of the principal of or interest on the Series 2017 Bonds; and

WHEREAS, the execution and delivery of this Agreement has been duly authorized by the Bond Resolution adopted by the Issuer on August 5, 2015, as supplemented and amended by the Supplemental Bond Resolution adopted by the Issuer on October 27, 2017; and

NOW THEREFORE, in consideration of the premises and the mutual covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01     Definitions.

All capitalized terms used herein (including in the preamble and recitals) but not otherwise defined herein shall have the respective meanings given to them in the Definitions Annex to the Collateral Agency Agreement, or, if not defined herein or in the Definitions Annex to the Collateral Agency Agreement, in the Indenture.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Board of Directors” means, with respect to any Person, either the board of directors or managing members, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee of such board.

“Bond Obligations” means all obligations of the Borrower under this Agreement and any Additional Parity Bonds Loan Agreements (if executed).

“Bond Purchase Agreement” means that certain Bond Purchase Agreement entered into among the Underwriter, the Issuer and the Borrower.

“Borrower” has the meaning specified in the preamble of this Agreement; provided that “Borrower” shall refer to a Successor Borrower upon consummation of any transaction described in Section 6.15, including with respect to any determination of whether a Change of Control has occurred.

“Capital Project” means a physical expansion of, or improvement to, the Series 2017 Project, including the procurement and installation of additional equipment or facilities, or the replacement of existing equipment or facilities, in each case, that is in addition to the initial construction of the Series 2017 Project as contemplated by the Financing Documents, with such amendments and modifications thereto and change orders thereto permitted by the Financing Documents.

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, that the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that was not (or if it had been in existence on the Closing Date, would not have been) a capital lease prior to such adoption or issuance to be deemed a capital lease.

“Change of Control” means (i) prior to a Qualifying IPO, (x) AAF Holdings LLC shall cease to own, directly or indirectly, at least a majority of the Voting Stock in the Borrower, or (y) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders and excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly (as indicated in any filing pursuant to Section 13(d) of the Exchange Act or written notice, or by proxy, vote, or otherwise), of more than 50% of the total voting power of the Voting Stock of AAF Holdings LLC; and (ii) on or after a Qualifying IPO, any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), other than one or more Permitted Holders and excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly (as indicated in any filing pursuant to Section 13(d) of the Exchange Act or written notice, or by proxy, vote, or otherwise), of more than 50% of the total voting power of the Voting Stock of the Borrower; provided, however, that notwithstanding the foregoing, a transaction or series of transactions will not be deemed to involve a Change of Control if (x) the Borrower becomes a direct or indirect wholly-owned subsidiary of a holding company and (y) (A) the direct or indirect beneficial owners of the Voting Stock of such holding company immediately following such transaction or transactions are substantially the same as the beneficial owners of the Voting Stock of the Borrower immediately prior to such transaction or transactions or (B) immediately following such transaction or transactions, no Person (other than a holding company satisfying the requirements of this proviso) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, other than one or more Permitted Holders and excluding any employee benefit plan or Person acting as the trustee, agent or other fiduciary or administrator therefor. For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement. For the avoidance of doubt, a Qualifying IPO shall not by itself be deemed to involve a Change of Control.

“Collateral Agency Agreement” means that certain Collateral Agency, Intercreditor and Accounts Agreement, dated as of the Closing Date, by and among the Collateral Agent, the Trustee, Deutsche Bank National Trust Company, in its capacity as Account Bank thereunder, the Borrower and each other Secured Party (as defined therein) that becomes a party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Continuing Disclosure Agreement” means that certain Disclosure Dissemination Agent Agreement, dated as of the Closing Date, entered into between the Borrower and the Dissemination Agent pursuant to the Rule.

“Cure Amount” has the meaning specified in Section 8.03 of this Agreement.

“Cure Right” has the meaning specified in Section 8.03 of this Agreement.

“DispatchCo” means Florida DispatchCo LLC, a Delaware limited liability company and joint venture between the Borrower and FECR.

“Dissemination Agent” means Digital Assurance Certification, L.L.C.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) the determination that any Pension Plan is considered an at-risk plan within the meaning of Sections 430 of the Code or Section 303 of ERISA or that any Multiemployer Plan to which Borrower or any ERISA Affiliate is obligated to contribute is endangered or is in critical status within the meaning of Section 431 or 432 of the Code or Section 304 or 305 of ERISA; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums not yet due; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan or the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (e) the appointment of a trustee to administer any Pension Plan; (f) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the cessation of operations by the Borrower or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(d) of ERISA; (g) the partial or complete withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan; or (h) the taking of any action to terminate any Pension Plan under Section 4041 or 4041A of ERISA.

“Event of Default” has the meaning specified in Section 8.01 of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as amended.

“Existing PIK Toggle Notes” has the meaning specified in the recitals to this Agreement.

“Existing Security Interests” means Security Interests existing on the Closing Date that are not expressly required to be discharged as a condition precedent to the obligations of the Underwriter pursuant to the Bond Purchase Agreement.

“FECI” means Florida East Coast Industries, LLC and its successors and assigns.

“FECR” means Florida East Coast Railway, L.L.C. and its successors and assigns.

“Financing Documents” means the Indenture, any Supplemental Indenture executed with respect to the Series 2017 Bonds, the Series 2017 Bonds, this Agreement, the Collateral Agency Agreement, the Security Agreement, the Mortgages, the Account Control Agreement, any other Security Documents, the Continuing Disclosure Agreement, and the Federal Tax Certificate.

“Fortress Entities” means any of (i) Fortress Investment Group LLC and its successors or any Affiliate thereof, (ii) any investment vehicle (whether formed as a private investment fund, stock company, partnership or otherwise) or managed account managed directly or indirectly by (x) Fortress Investment Group LLC and its successors or any Affiliate thereof or (y) any other entity whose day-to-day business and operations are, at the time of any direct or indirect acquisition by such entity of any securities of the Borrower, managed and supervised by one or more of the Principals or individuals under such Principal’s supervision, or any Affiliates of such entity, and (iii) any Person the majority of whose stock, partnership or membership interests are owned, directly or indirectly, by any Person described in clause (i) or clause (ii) of this definition.

“Governmental Land Contribution” means the dedication of real property to a governmental, quasi-governmental or municipal real estate holder in a transaction that the Borrower determines in good faith is in the best interests of the Borrower and in furtherance of the construction and operation of the Project.

“Indebtedness” means with respect to any Person: (a) indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, other than: (1) accounts payable and trade payables arising in the ordinary course of business (other than those addressed in clauses (2) through (5) of this clause (c)) which are payable in accordance with customary practices, provided that such accounts payable and trade payables (x) are not evidenced by a note, (y) are payable within ninety (90) days of the date of incurrence and are not more than ninety (90) days past due unless being contested in good faith and (z) do not exceed 4% of the sum of the original principal amount of the Series 2017 Bonds plus the principal amount of other Permitted Additional Senior Indebtedness and Additional Parity Bonds at any one time outstanding, (2) accrued expenses arising in the ordinary course of business and not recorded as either “short term indebtedness” or “long term indebtedness” on the balance sheet of the Borrower in accordance with GAAP, (3) payments due under any maintenance agreement for Rolling Stock, in each case, that are not more than ninety (90) days past due unless being contested in good faith, (4) any payments pursuant to any construction contracts that are not more than ninety (90) days past due unless being contested in good faith or to the extent such payments represent “retainage,” “holdback” or similar payments, and (5) payments due under any management contract pursuant to which a management company provides employees to provide services for the Borrower, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (e) any Capitalized Lease Obligation, (f) all obligations, contingent or otherwise, of such Person under bankers acceptances issued or created for the account of such Person, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (h) all net obligations of such Person pursuant to Permitted Swap Agreements, (i) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, and (j) all Indebtedness of the type referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. Notwithstanding the foregoing, predelivery payments and commissioning costs and expenses in respect of Rolling Stock Assets are not included in the definition of Indebtedness.

“Independent Manager” means a Person who (i) is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Manager), officer, employee, partner, member, manager, contractor, attorney or counsel of the Borrower or any Affiliate thereof; (b) a customer, creditor, supplier or other person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate thereof; (c) a Person Controlling or under common Control with any such stockholder, director, officer, partner, member, manager, contractor, customer, creditor, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, contractor, customer, creditor, supplier or other Person (provided, that in the case of each of (a) through (d), indirect stock or other equity interest ownership of the Borrower or any Affiliate thereof by such Person through a mutual fund or similar diversified investment pool shall be permitted); (ii) has prior experience as an independent director/manager for a corporation/limited liability company involved in a structured financing transaction whose organizational documents require the unanimous written consent of all independent directors/managers thereof before such corporation/limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (iii) is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company, Wilmington Trust SP Services, Inc., or, if none of those companies is then providing professional independent managers, another nationally-recognized company reasonably approved by the Trustee, in each case that is not an Affiliate of the Borrower and that provides professional independent managers and other corporate services in the ordinary course of its business.

‘‘Lock-Up Total DSCR” means a Total DSCR equal to 1.75:1.00.

“Major Action” means the Borrower shall: (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets; or (C) file a voluntary bankruptcy or insolvency petition or otherwise institute insolvency proceedings.

“Material Adverse Effect” means a material adverse effect on (a) the business, properties, performance, results of operations or financial condition of the Borrower; (b) the legality, validity or enforceability of any material Financing Document; (c) the Borrower’s ability to observe and perform its material obligations under any Financing Document; (d) the validity, perfection or priority of a material portion of the Security Interests created pursuant to the Security Documents on the Collateral taken as a whole; or (e) the rights of the Collateral Agent and the Trustee under the Financing Documents, including the ability of the Collateral Agent, the Trustee or any other Secured Party to enforce their material rights and remedies under the Financing Documents or any related document, instrument or agreement, in each case with respect to clauses (a) through (e) above relating to the Series 2017 Project.

“Mortgage” means an agreement, including, but not limited to, a mortgage, leasehold mortgage or any other document, creating and evidencing a Security Interest on a Mortgaged Property substantially in the form of Attachment D.

“Multiemployer Plan” means a Pension Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“O&M Expenditures” means for any period, the sum (without duplication) of the following costs paid by or on behalf of the Borrower: (a) payments to any and all management operating companies, which may be an Affiliate of the Borrower, (subject to the requirements on transactions with Affiliates set forth herein), including management fees, payment or reimbursement in respect of rent, furniture, telephone, computer, information technology systems and other equipment and property used or useful in the operation of the Series 2017 Project and reimbursement of all salaries, employee benefits and other compensation of their employees providing management, leasing, operating, maintenance, legal, accounting, finance, IT, sales and marketing, and human resources services; plus (b) insurance deductibles, claims and premiums and, without duplication, payments made in respect of financing of insurance premiums in the ordinary course of business; plus (c) other than Major Maintenance Costs, costs (including capital expenditures) of operating and maintaining the Series 2017 Project, including, without limitation, (w) Rolling Stock maintenance expenditures, advance payments to or deposits with vendors, suppliers or service providers, including pre-delivery payments and commissioning costs and expenses in respect of Rolling Stock Assets, (x) payments and deposits in the ordinary course of business in connection with or to secure bids, tenders, contracts, leases, subleases, licenses or sublicenses of real property, personal property or Intellectual Property, statutory obligations, surety bonds or appeal bonds and payments and deposits securing letters of credit supporting such obligations and (y) payments and deposits in the ordinary course of business in connection with workers’ compensation laws, unemployment insurance laws or similar legislation and payments and deposits securing letters of credit supporting such obligations; plus (d) property and other similar taxes payable by the Borrower in respect of the Series 2017 Project; plus (e) fees for accounting, legal and other professional services; plus (f) general and administrative expenses, including payments for cash management services and reimbursements of banking institutions for checks drawn on insufficient funds; plus (g) Major Maintenance Costs solely in accordance with item Second in the Flow of Funds under Section 5.02(b) of the Collateral Agency Agreement; plus (h) filings or other costs required in connection with the maintenance of the first priority Security Interest of the Secured Parties in the Collateral; provided, that the following shall be excluded from the foregoing items (a) through (g): (i) payments of principal, interest or fees with respect to the Series 2017 Bonds and other Indebtedness (other than payments in respect of ordinary cash management services) permitted under the Secured Obligation Documents; (ii) capital expenditures or contributions paid with funds made available to the Borrower by Additional Equity Contributions; (iii) payments for Capital Projects permitted under the Financing Documents; (iv) any payments, dividends or distributions to any Person in respect of any capital stock of the Borrower; (v) depreciation, amortization of intangibles and other non-cash accounting entries of a similar nature for such period; and (vi) U.S. federal, state and local income taxes payable by the Borrower, if any. O&M Expenditures are not to be considered investments for the purposes of the Senior Loan Agreement or the Collateral Agency Agreement.

“Organizational Documents” means for any Person the organizational documents governing its creation, existence and actions, as in effect on the date in question.

“Pension Plan” means a “pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan, that is maintained by, or contributed to by, or required to be contributed to by, the Borrower or any ERISA Affiliate.

“Permitted Activities” has the meaning specified in Section 6.13 hereof.

“Permitted Additional Senior Indebtedness” means:

(a)      Indebtedness of the Borrower issued from time to time to provide additional working capital to the Borrower in a cumulative aggregate principal amount not to exceed $50,000,000; and

(b)      Indebtedness of the Borrower, other than Additional Parity Bonds, that shall satisfy the requirements of Section 12.2(a) of the Indenture for the issuance of Additional Parity Bonds as in effect on the Closing Date, mutatis mutandis;

in each case, that shall be payable pro rata with the Series 2017 Bonds and any Additional Parity Bonds pursuant to the Collateral Agency Agreement as in effect on the Closing Date, and may, at the option of the Borrower, be secured by all of the Collateral under the Collateral Agency Agreement, or may be unsecured; provided that (i) such Indebtedness may be issued to refund or refinance the Series 2017 Bonds, Additional Parity Bonds, or other outstanding Indebtedness so long as it otherwise satisfies the requirements of Section 12.2(a) of the Indenture as in effect on the Closing Date, mutatis mutandis, and (ii) if such Permitted Additional Senior Indebtedness is unsecured, it will be junior to the Secured Obligations upon the exercise of remedies against the Collateral to the extent of the value of the Collateral as provided in Section 9.08 of the Collateral Agency Agreement as in effect on the Closing Date.

“Permitted Business Activities” means the undertaking of the Project (including all Permitted Activities) and any business that is ancillary and related thereto.

“Permitted Easements” means, to the extent that no Material Adverse Effect would be created by or result from the consummation thereof: (a) easements that burden solely an asset which is not used in the operation of the Series 2017 Project, (b) underground easements, (c) access, pedestrian and vehicular crossing, longitudinal driveway, railroad cross access and track usage easements, public and private grade crossing and similar easements, (d) aerial easements or rights (including leases), including but not limited to those for communications, fiber optic or utility facilities (including easements for installation of cellular towers), (e) pylon sign and billboard easements and leases, (f) above-ground drainage or slope easements, (g) scenic and clear vision easements, (h) utility easements and minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or covenants as to the use of real properties or Security Interests incidental to the conduct of the business of the Borrower or to the ownership of its properties, (i) easements, licenses, rights of way or similar encumbrances granted in the ordinary course of business, (j) reciprocal easement and/or access agreements encumbering a portion of the Project and an adjacent parcel or track, (k) aerial easements or rights (including leases) across road right of ways or other property, (1) any easements, leases, licenses, rights of way or similar encumbrances or agreements in favor of South Florida Regional Transportation Authority or Florida Department of Transportation, or an affiliate thereof, to allow commuter rail service on the corridor, (m) for the downtown Miami property, amendments to the recorded declaration of covenants in lieu of unity of title, easement and operating agreement and/or the declaration of covenants, restrictions and easements, including, but not limited to, any required amendment upon completion of the construction of the Miami station and the other residential, retail and office structures interconnected with the Miami station to correct any errors in the legal descriptions of the air rights granted to the entities owning the same and amendment to the allocation of shared costs assessed pursuant to the declaration of covenants, restrictions and easements among the owners of the station and other elements, or (n) any final map, plat, parcel map, lot line adjustment or other subdivision map of any kind covering any portion of the Project. For the avoidance of doubt, any of the foregoing which would create or result in a Material Adverse Effect is strictly prohibited.

“Permitted Holders’“ means the collective reference to the Fortress Entities, their Affiliates, the Management Group and Softbank Group Corp and its Affiliates. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control with respect to which the Majority Holders have consented in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means:

(a)          Any Indebtedness incurred under the Financing Documents;

(b)          Additional Parity Bonds and Permitted Additional Senior Indebtedness, subject to the terms of the Financing Documents;

(c)          Indebtedness of the Borrower and any interest accruing thereon existing as of the Closing Date (other than Indebtedness expressly required to be discharged as a condition precedent to the obligations of the Underwriter under the Bond Purchase Agreement) that is identified in Attachment C to this Agreement;

(d)          Indebtedness (including Capitalized Lease Obligations) incurred by the Borrower to finance or refinance the purchase, lease, development, ownership, construction, maintenance or improvement of real or personal property or equipment that is used or useful in the Project (including portions of the Project that may be located outside of the Series 2017 Counties) or any other Permitted Business Activities; provided, however, that, (i) the aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d), and including all Indebtedness incurred to refund, extend, renew, refinance or replace any other Indebtedness incurred pursuant to this clause (d) does not exceed $20,000,000, and (ii) such Indebtedness (other than Permitted Additional Senior Indebtedness incurred to refund, extend, renew, refinance or replace any other Indebtedness incurred pursuant to this clause (d)) is incurred within 365 days after the completion of such purchase, lease, development, construction, maintenance or improvement. Such Indebtedness is payable on the same basis as the Additional Senior Unsecured Indebtedness under Section 5.02(b) of the Collateral Agency Agreement as in effect on the Closing Date, and such Indebtedness shall not be Secured by the Collateral;

(e)          [Reserved];

(f)          Indebtedness incurred by the Borrower constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, (ii) other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, and (iii) Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (f); provided,however, that (1) upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence, and (2) the aggregate principal amount which, when aggregated with the then outstanding principal amount of all other Indebtedness incurred pursuant to this clause (f) and including all Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (f), does not exceed $10,000,000;

(g)          Permitted Swap Agreements for the purpose of limiting: (i) interest rate risk; (ii) exchange rate risk with respect to any currency exchange; (iii) commodity risk; or (iv) any combination of the foregoing; provided that the maximum notional amount of all Permitted Swap Agreements outstanding at any one time in connection with commodity risks for fuel and oil prices shall not exceed 50% of the Borrower’s projected fuel and oil expenses for the next twelve months commencing on the date of determination;

(h)          Obligations in respect of performance, bid, appeal and surety bonds and guarantees of indemnification obligations provided by the Borrower or indemnification obligations incurred by the Borrower in the ordinary course of business or consistent with past practice or industry practice;

(i)          Indebtedness of the Borrower consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; provided, however, that the aggregate principal amount which, when aggregated with the then outstanding principal amount of all other Indebtedness incurred pursuant to this clause (i) and including all Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), does not exceed $10,000,000; and

(j)          Permitted Subordinated Debt.

“Permitted Sales and Dispositions” means:

(a)          Sales or other dispositions of equipment or other property in the ordinary course of business (including, without limitation, the lease, sublease or license of any real or personal property);

(b)          Sales or other dispositions of any obsolete, damaged, defective or worn out equipment in the ordinary course of business, inventory or goods held for sale in the ordinary course of business or any abandoned rail lines or property;

(c)          Sales or other dispositions of real or personal property not required for the construction or operation of the Series 2017 Project;

(d)          Sales or other dispositions of cash or Permitted Investments;

(e)          Sales or other dispositions that would constitute Permitted Indebtedness;

(f)          The sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding;

(g)          The surrender, waiver, amendment or modification of contract rights or the settlement, release or surrender of a contract, tort or other claim of any kind, in each case, in the ordinary course of business;

(h)          The granting of any Permitted Easement or Permitted Security Interest;

(i)          The assignment of any purchase or maintenance agreement for Rolling Stock Assets or any sale or other disposition of any Rolling Stock Assets, or any sale, lease or other disposition of real property interests of the Borrower at any station within the Series 2017 Project for commercial purposes, provided that any such sale, lease or disposition does not materially impair the use of such station or the sufficiency of the remaining Rolling Stock Assets in the operation of the business of the Borrower;

(j)          The transfer of any deed in lieu of condemnation by a governmental entity related to the Series 2017 Project;

(k)          Subject to the requirements of Section 288.9606(6), Florida Statutes, as amended, a Governmental Land Contribution; provided that any requirements to pledge additional Collateral received in exchange for or in connection with such Governmental Land Contribution pursuant to the Security Documents are satisfied;

(1)          Any distribution from the Distribution Account permitted pursuant to the Collateral Agency Agreement;

(m)          Foreclosures on assets or dispositions of assets required by Law, governmental regulation or any order of any court, administrative agency or regulatory body, and transfers resulting from or in connection with a Casualty Event or Expropriation Event; and

(n)          The lapse or abandonment of intellectual property rights that in the good faith determination of the Borrower are not material to the conduct of the business of the Borrower.

“Permitted Security Interest” means:

(a)          Any Security Interest arising by operation of law or in the ordinary course of business in connection with or to secure the performance of bids, tenders, contracts, leases, subleases, licenses or sublicenses of real property, personal property or Intellectual Property, statutory obligations, surety bonds or appeal bonds, or in connection with workers’ compensation laws, unemployment insurance laws or similar legislation or securing letters of credit supporting such obligations;

(b)          Any mechanic’s, materialmen’s, workmen’s, repairmen’s, employees’, warehousemens’, carriers’ or any like lien or right of set-off arising in the ordinary course of business or under applicable law, securing obligations incurred in connection with the Project which are not overdue by more than sixty (60) days or are adequately bonded or are being contested in good faith (provided that the Borrower shall, to the extent required by GAAP, set aside adequate reserves with respect thereto);

(c)          [Reserved];

(d)          Any Security Interest for taxes, assessments or governmental charges not yet overdue for a period of more than forty-five (45) days or being contested in good faith (provided that the Borrower shall, to the extent required by GAAP, set aside adequate reserves with respect thereto);

(e)          Any Security Interest securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g) hereof so long as such liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(f)          Any Security Interest created pursuant to or contemplated by the Financing Documents or to secure the Bond Obligations or Permitted Additional Senior Indebtedness secured by Collateral (on a pari passu basis with all other Bond Obligations and all other Permitted Additional Senior Indebtedness secured by Collateral and subject to the terms of the Collateral Agency Agreement);

(g)          Any other Security Interest not securing debt for borrowed money granted over assets with an aggregate value at any one time not exceeding $20,000,000;

(h)         Any Security Interests securing Permitted Indebtedness described in clause (d) of the definition of Permitted Indebtedness; provided that such Security Interest may not extend to any property owned by the Borrower other than the specific property or asset being financed by the Permitted Indebtedness described in clause (d) of the definition of Permitted Indebtedness or proceeds thereof.

(i)          (i) Any Security Interest arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights to set-off or similar rights, and (ii) any Security Interests on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)          Any Security Interest existing on any property or asset prior to the acquisition thereof by the Borrower, including any acquisition by means of a merger or consolidation with or into the Borrower; provided that (i) such Security Interest is not created in contemplation of or in connection with such acquisition and (ii) such Security Interest may not extend to any other property owned by the Borrower (other than extensions, renewals, replacements or proceeds of such property, or assets or property affixed or appurtenant thereto);

(k)          Permitted Easements;

(1)          Existing Security Interests;

(m)          Security Interests securing Permitted Swap Agreements and the costs thereof;

(n)          Security Interests arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower in the ordinary course of business;

(o)          Security Interests on equipment of the Borrower granted in the ordinary course of business to the Borrower’s client, customer or supplier at which such equipment is located;

(p)         [Reserved];

(q)          Security Interests to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by a Permitted Security Interest under clauses (h), (j) or (1) of this defined term; provided, however, that (1) such new Security Interest shall be limited to all or part of the same property that secured the original Security Interest (plus extensions, renewals, replacements or proceeds of such property, or assets or property affixed or appurtenant thereto), (2) the Indebtedness secured by such Security Interest at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, the committed amount of such Permitted Indebtedness at the time the original Security Interest became a Permitted Security Interest, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (3) the new Security Interest has no greater priority and the holders of the Indebtedness secured by such Permitted Security Interest have no greater intercreditor rights relative to the Owners of the Bonds and the owners of Permitted Additional Senior Indebtedness then outstanding, if any, than the original Security Interest and the related Indebtedness;

(r)          Security Interests securing reimbursement obligations with respect to letters of credit and other credit facilities that constitute Permitted Indebtedness and that encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(s)          As to any portion of the Project comprised of real property, any Security Interest that would not have a Material Adverse Effect;

(t)          Security Interests that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Borrower in the ordinary course of business;

(u)          Security Interests arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower in the ordinary course of business; and

(v)          Security Interests arising or granted in the ordinary course of business in favor of Persons performing credit card processing, clearinghouse or similar services for the Borrower, so long as such Security Interests are on cash or cash equivalents that are subject to holdbacks by, or are pledged to, such Persons to secure amounts that may be owed to such Persons under the Borrower’s agreements with them in connection with their provision of credit card processing, clearinghouse or similar services to the Borrower.

“Permitted Subordinated Debt” means unsecured Indebtedness subordinate to all Bond Obligations and all other Permitted Additional Senior Indebtedness in accordance with Attachment A of this Senior Loan Agreement and payable only in accordance with levels Eleventh and Twelfth of the Flow of Funds set forth in the Collateral Agency Agreement.

“Potential Event of Default” means an event which, with the giving of notice or lapse of time, would become an Event of Default under this Agreement.

“Principals” means Peter L. Briger, Wesley R. Edens and Randal A. Nardone.

“Project” means the design, development, acquisition, construction, installation, equipping, ownership and operation of a privately owned and operated express, intercity passenger rail system and related facilities, with stations located initially in West Palm Beach, Fort Lauderdale and Miami, Florida, as more particularly described in the Bond Resolution.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the passenger railroad industry) that, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Series 2017 Project’s reliability, environmental compliance, economy, safety and expedition.

“Qualifying IPO” means the sale of the common capital stock of the Borrower or any direct or indirect parent thereof in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether in connection with a primary public offering, a secondary public offering or a combination thereof) pursuant to which net cash proceeds received by the sellers in the offering equal at least $50,000,000.

“Required DSCR” means for the 12-month period ending on any Calculation Date after December 31, 2020, the ratio of A divided by B where:

A = the Free Cash Flow for such period; and

B = all principal and interest payments on account of the Financing Obligations then outstanding for such period.

“Restricted Payment Conditions” means with respect to a particular Distribution Date:

(i)          All transfers and distributions required to be made pursuant to clauses First through Thirteen of the Flow of Funds on or prior to the Distribution Date shall have been satisfied in full;

(ii)          Each required reserve account under the Collateral Agency Agreement, to the extent required by the Secured Obligation Documents, shall have been fully funded in cash or, to the extent permitted by the Secured Obligation Documents, with a Qualified Reserve Account Credit Instrument;

(iii)          The Total DSCR on the Distribution Date shall be at least equal to the Lock-Up Total DSCR (as set forth in a duly executed certificate provided by the Borrower to the Collateral Agent setting forth such Total DSCR);

(iv)          No “Potential Secured Obligation Event of Default” or “Secured Obligation Event of Default” shall have occurred and be continuing or would exist as a result of the making of any transfer pursuant to the Distribution Release Certificate; and

(v)          After giving effect to the applicable transfer, the aggregate amount of funds transferred in reliance on the satisfaction of the Restricted Payment Conditions during the calendar year in which such transfer is proposed to be made does not exceed $25,000,000.

“Rule” or “Rule 15c2-12” means SEC Rule 15c2-12, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as amended.

“Series 2017 Bonds” has the meaning specified in the recitals to this Agreement.

“Series 2017 Counties” has the meaning specified in the recitals to this Agreement.

“Series 2017 Loan” has the meaning specified in the recitals to this Agreement.

“Series 2017 Project” means the portion of the Project located in the Series 2017 Counties.

“Successor Borrower” has the meaning specified in Section 6.15 of this Agreement.

“Sufficient SNDA” has the meaning specified in Section 6.28(f) of this Agreement.

“Total Debt Service Coverage Ratio” or “Total DSCR” has the meaning specified in the Collateral Agency Agreement as in effect on the Closing Date.

“Underwriter” means Morgan Stanley & Co. LLC

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Section 1.02 Usesof Phrases.

(a)          Except as otherwise expressly provided, the following rules of interpretation shall apply to this Senior Loan Agreement:

(i)          the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)         whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)        the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)        the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(v)         unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith;

(vi)        any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(vii)       the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Senior Loan Agreement in its entirety and not to any particular provision thereof;

(viii)      all references in this Senior Loan Agreement to Articles, Sections, Exhibits, Attachments and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Attachments and Schedules to, this Senior Loan Agreement;

(ix)         the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(x)          each reference to a Law shall be deemed to refer to such Law as the same may in effect from time to time;

(xi)         references to days shall refer to calendar days unless Business Days are specified; references to weeks, months or years shall be to calendar weeks, months or years, respectively; and

(xii)        except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

(b)          Withdrawals to Occur on a Business Day. In the event that any withdrawal, transfer or payment to or from any Account contemplated under this Senior Loan Agreement shall be required to be made on a day that is not a Business Day, such withdrawal, transfer or payment shall be made on the immediately succeeding Business Day.

(c)          Delivery or Performance to Occur on a Business Day. In the event that any document, agreement or other item or action is required by any Secured Obligation Document to be delivered or performed on a day that is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day.

(d)          Any percentage of Series 2017 Bonds specified herein for any purpose is to be calculated by reference to the unpaid principal amount thereof then Outstanding.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.01     Representations and Warranties of the Issuer.

The Issuer hereby represents and warrants to the Borrower, as of the Closing Date, that:

(a)          The Issuer is a public body corporate and politic, and a public instrumentality organized and existing under the laws of the State and pursuant to the Act has the power to (1) enter into this Senior Loan Agreement and the Indenture, (2) assign its rights (other than the Reserved Rights) under this Senior Loan Agreement to the Trustee in accordance with the terms of the Indenture, (3) issue the Series 2017 Bonds to finance costs to be incurred in connection with the Series 2017 Project, (4) lend the proceeds of the issuance of the Series 2017 Bonds under the terms of this Senior Loan Agreement to the Borrower for the purpose of financing, refinancing or reimbursing a portion of the costs of the Series 2017 Project and other costs in accordance with Section 3.03 hereof, and (5) carry out its other obligations in connection therewith pursuant to the Indenture and this Senior Loan Agreement.

(b)          Pursuant to the Bond Resolution, the Issuer has duly authorized the execution and delivery of the Indenture, this Senior Loan Agreement, and the consummation of the transactions contemplated therein and herein, including without limitation, the assignment of its rights (other than the Reserved Rights) under this Senior Loan Agreement to the Trustee in accordance with the terms of the Indenture, the performance of its obligations hereunder and thereunder, the issuance of the Series 2017 Bonds, the loan of the proceeds of the Series 2017 Bonds to the Borrower for the purpose of financing a portion of the costs of the Series 2017 Project and other costs in accordance with Section 3.03 hereof and, simultaneously with the execution and delivery of this Senior Loan Agreement, has duly executed and delivered the Indenture. The Bond Resolution has not been repealed, revoked, rescinded or amended and is in full force and effect.

(c)          No further approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is required in connection with (1) the issuance and delivery of the Series 2017 Bonds by the Issuer, (2) the execution or delivery of or compliance by the Issuer with the terms and conditions of this Senior Loan Agreement, the Indenture or the Series 2017 Bonds, or (3) the assignment and pledge by the Issuer pursuant to the Indenture of its rights under this Senior Loan Agreement (except the Reserved Rights) and the payments thereon by the Borrower, as security for payment of the principal of, premium, if any, and interest on the Series 2017 Bonds. The consummation by the Issuer of the transactions set forth in the manner and under the terms and conditions as provided in this Senior Loan Agreement, the Indenture and the Series 2017 Bonds will comply with all applicable laws. Notwithstanding the preceding sentences, no representation is expressed as to any action required under federal or state securities or Blue Sky Laws in connection with the sale or distribution of the Series 2017 Bonds.

(d)          The Issuer is not in breach of or default under this Senior Loan Agreement or the Series 2017 Bonds or in violation of any applicable constitutional provision, law or administrative regulation of the State or the United States or any applicable judgment or decree or any loan agreement, indenture, bond, note, resolution, agreement or other instrument to which the Issuer is a party or is otherwise subject, in each case which breach, default or violation would have a material adverse effect on the authorization, issuance, sale or delivery of the Series 2017 Bonds or the authorization, execution, delivery and performance of this Senior Loan Agreement, the Indenture or the Series 2017 Bonds and no event has occurred and is continuing which, with the passage of time or the giving of notice, or both, would constitute such a breach, default or violation. The execution, delivery and performance of its obligations under the Indenture, this Senior Loan Agreement and the Series 2017 Bonds, and the assignment of its rights (other than the Reserved Rights) under this Senior Loan Agreement do not and will not conflict with or result in a violation or a breach of any law or the terms, conditions or provisions of any restriction under any law, contract, agreement or instrument to which the Issuer is now a party or by which the Issuer is bound, or constitute a default under any of the foregoing.

(e)          Except as may be described in the Limited Offering Memorandum, there is no action, suit, proceeding or litigation pending against the Issuer or, to the knowledge of its members, officers or counsel, threatened, seeking to restrain or enjoin the issuance, sale, execution or delivery of the Series 2017 Bonds, or in any way contesting or affecting the validity of the Series 2017 Bonds or any proceedings of the Issuer taken with respect to the issuance or sale thereof, or the pledge or application of any monies or security provided for the payment of the Series 2017 Bonds, the use of the Series 2017 Bond proceeds or the existence or powers of the Issuer or its officers or members.

(f)          Each of this Senior Loan Agreement and the Indenture constitutes the valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with the terms thereof, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws or judicial action affecting the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) subject to the valid exercise of the constitutional powers of the State and the United States of America. The execution and delivery of this Senior Loan Agreement and the Indenture, the performance by the Issuer of its obligations hereunder and thereunder and the consummation of the transactions herein and therein contemplated do not and will not materially conflict with, or constitute a material breach or result in a material violation of the Act or bylaws of the Issuer, any agreement or other instrument to which the Issuer is a party or by which it is bound or any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over the Issuer or its property.

(g)          The Issuer hereby acknowledges that the Account Collateral is the property of the Borrower and not the Issuer and that the Borrower has granted a security interest in the Account Collateral to the Collateral Agent pursuant to the terms of the Security Agreement.

(h)          Notwithstanding anything herein to the contrary, any obligation the Issuer may incur hereunder in connection with the issuance of the Series 2017 Bonds shall not be deemed to constitute a general obligation of the Issuer, but, as to the Issuer, shall be payable solely from the payments received hereunder and from the Trust Estate as provided in the Indenture. The Issuer has no taxing power.

The representations and warranties included in this Section 2.01 are made subject to the limitations set forth in Section 3.05 hereof.

Section 2.02      Representations and Warranties of the Borrower.

The Borrower hereby represents and warrants to the Issuer, as of the Closing Date and any other date on which representations and warranties are expressly required to be true pursuant to the Financing Documents, that:

(a)          The Borrower is a limited liability company, duly formed, validly existing and in good standing under the laws of the state of Delaware, is qualified to do business in the State and in every jurisdiction where such qualification is required by applicable law, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower has full organizational power and authority to conduct its business as now conducted and as presently proposed to be conducted immediately following the execution and delivery of the Financing Documents to which it is a party and the Borrower has full power and authority to execute, deliver and perform its obligations under each Financing Document to which it is a party.

(c)          All necessary actions on the part of the Borrower required to authorize the execution, delivery and performance of each Financing Document to which it is a party has been duly taken.

(d)          Each of the Financing Documents to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws or judicial action affecting the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(e)          The execution, delivery and performance by the Borrower of each Financing Document to which it is a party does not (1) conflict with any contractual obligations binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such conflict would not reasonably be expected to have a Material Adverse Effect, (2) violate any provision of any court decree or order binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such violation would not reasonably be expected to have a Material Adverse Effect, (3) violate any provision of any law or governmental regulation binding on, or to the knowledge of the Borrower, affecting the Borrower, except where such violation would not reasonably be expected to have a Material Adverse Effect, or (4) result in, or require, the creation or imposition of any Security Interest on any of the properties or revenues of the Borrower, except for Permitted Security Interests;

(f)          Except as may be described in the Limited Offering Memorandum, there is no pending or, to Borrower’s knowledge, threatened litigation or proceeding against the Borrower or with respect to the transactions contemplated by this Senior Loan Agreement or the other Financing Documents which has a material likelihood of success and if determined adversely to the Borrower or to such transactions, would reasonably be expected to have a Material Adverse Effect.

(g)          Except as may be described in the Limited Offering Memorandum, the Borrower has obtained all Governmental Approvals required to be obtained by the Borrower in connection with the execution and delivery of, and performance by the Borrower of its obligations, and the exercise of its rights, under the Financing Documents and all such Governmental Approvals are in full force and effect except for such Governmental Approvals that are not then required to be obtained or such Governmental Approvals the failure to obtain which would not reasonably be expected to result in a Material Adverse Effect.

(h)          The Borrower has timely filed (or applied for an extension relating to the same) all required income tax returns related to material Taxes, if any, and has paid all required Taxes due, if any, except for such Taxes being contested in good faith and for which the Borrower has established adequate reserves in accordance with GAAP, and except where failure to make such filing or payment as would not reasonably be expected to have a Material Adverse Effect. There is no stamp, registration or similar Tax under applicable law, as presently in effect, imposed, assessed, levied or collected by a Governmental Authority on or in relation to amounts payable pursuant to any Financing Document that is presently due other than as shall already have been paid or for which provision for payment shall already have been made.

(i)          No Potential Event of Default or Event of Default has occurred and is continuing under this Agreement and no “Potential Event of Default” (as defined in the Indenture) or “Event of Default (as defined in the Indenture) has occurred and is continuing under the Indenture.

(j)          All Security Interests created under the Security Documents are valid, legally binding and, assuming the filing of financing statements and recordation of the Mortgages required to perfect such Security Interests, such Security Interests will be ranked as contemplated in the Financing Documents, and no Security Interest exists over the Borrower’s interest in the Series 2017 Project or any other Collateral or over any other of the Borrower’s revenues or assets other than Permitted Security Interests.

(k)          There are no liabilities or claims against the Borrower under any Environmental Law with respect to the Series 2017 Project, except to the extent that noncompliance with such Environmental Laws, or such liabilities or claims under Environmental Laws, would not reasonably be expected to give rise to a Material Adverse Effect.

(1)          The Borrower has no Indebtedness, except for Permitted Indebtedness.

(m)          The Borrower owns, has a license or application to use, or otherwise has the right to use, free and clear of any liens (other than Permitted Security Interests), all the material patents, patent applications, trademarks, permits, service marks, names, trade secrets, proprietary information and knowledge, technology, computer programs, databases, copyrights, licenses, franchises and formulas, or rights with respect thereto, and has obtained assignments of all leases and other rights of whatever nature, in each case, that are required as of the Closing Date (and as of such other date on which this representation is required to be made pursuant to the Financing Documents) for the performance by it of its obligations under the Financing Documents to which it is a party without any infringement upon the legal rights of others that would adversely affect the Borrower’s rights to the same or result in a Material Adverse Effect.

(n)          To the knowledge of the Borrower, there are no Hazardous Materials on the Series 2017 Project, the presence of which would cause the Borrower to be in violation of any applicable laws, except where such violation would not reasonably be expected to have a Material Adverse Effect.

(o)          No Bankruptcy Event has occurred and is continuing with respect to the Borrower.

(p)          The Security Documents are effective to create a legally valid and enforceable Security Interest in respect of the Collateral under such Security Documents, and all necessary recordings and filings will have been or will be recorded and filed on or promptly following the Closing Date, as and when required, and the Borrower has title to all material property, assets and revenues it purports to own subject to the Security Interests of the Security Documents, free and clear of all other Security Interests other than Permitted Security Interests, except where failure to have such title would not be reasonably likely to have a Material Adverse Effect. On or promptly following the Closing Date, all necessary recordings and filings will have been or will be made such that the Security Interests created by such Security Documents will constitute valid and perfected Security Interests on the Collateral to the extent required under such Security Documents, subject only to Permitted Security Interests.

(q)          Each Financing Document that has been executed by the Borrower is in full force and effect as against the Borrower, and the Borrower is not in default under any of such agreements or contracts, except as would not reasonably be expected to have a Material Adverse Effect.

(r)          The Borrower is a single purpose entity created solely for the purpose of undertaking the acquisition, ownership, holding, marketing, operation, management, maintenance, repair, replacement, renovation, restoration, improvement, design, development, construction, financing and/or refinancing of an intercity passenger rail system and other facilities and activities related, supplemental or incidental to any of the foregoing, and engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purpose, and holds no equity or other ownership interest in any Person, other than DispatchCo. Without limiting the foregoing, the Borrower: (i) has been since the date of its formation and will continue to be duly formed, validly existing and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business, (ii) has paid all taxes which it owes and, subject to Borrower’s contest rights set forth in this Agreement, is not involved in any dispute with any taxing authority, (iii) is not now, nor have ever been, party to any lawsuit, arbitration, summons or legal proceeding that resulted in a judgment against it that has not been paid in full, (iv) has no judgments or liens of any nature against it except for prior liens which have been or will be discharged as a result of the closing of the Series 2017 Loan as of the Closing Date and Permitted Security Interests, (v) has no material contingent or actual obligations not related to the Project, (vi) does not and has not owned any real property other than with respect to the Project, (vi) has not entered into any contract or agreement with any of its Affiliates except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party, in each case as reasonably determined by the Borrower in good faith, (vii) has paid all of its debts and liabilities that are not currently outstanding only from its own assets, (viii) has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence, (ix) has allocated fairly and reasonably any overhead expenses for any shared office space, services, property or assets, and (x) has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged prior to the Closing Date or that will be discharged as a result of the closing of the Series 2017 Loan and for immaterial obligations guaranteed or indemnified by Affiliates in the ordinary course of business.

(s)          True and complete copies of all Financing Documents that have been executed and delivered and remain in full force and effect have been delivered to the Collateral Agent.

(t)          (1) None of the information in any agreement, document, certificate, exhibit, financial statement, book, record, material or report or other information furnished by or on behalf of the Borrower to the Issuer, the Trustee or the Collateral Agent in any Financing Documents or otherwise with respect to the Series 2017 Project when taken as a whole, contained any untrue statement of material fact or omitted to state a material fact necessary in order to make the statements contained therein not materially misleading as of the relevant date on which the same was provided in light of the circumstances in which such statements were made; and (2) any factual information provided by or on behalf of the Borrower in writing to the consultants for use in connection with any reports relating to the Series 2017 Project or provided to the Collateral Agent, was provided in good faith and, to the Borrower’s knowledge, was accurate and correct in all material respects as of the date it was delivered; provided that with respect to the representations and warranties in this clause (t), no representation or warranty is made as to any forecasts, projections, opinions or other forward looking statements contained in any such agreement, document, certificate, exhibit, financial statement, book, record, material or report or other information, except that such forecasts, projections, opinions or other forward looking statements were prepared or made in good faith and represented, in the reasonable opinion of the Borrower, reasonable estimates at the time made of the future performance of the Borrower and the Series 2017 Project based on assumptions believed by the Borrower to be reasonable at such time (it being understood that projections are not to be considered or regarded as facts, contain significant uncertainties and contingencies, many of which are beyond the control of the Borrower and actual results may differ significantly from projections).

(u)          The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(v)          All insurance required to be maintained by the Borrower under the Financing Documents in effect has been obtained and is in full force and effect. All premiums due with respect thereto have been paid.

(w)          No ERISA Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

(x)          Neither the Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan.

(y)          Neither the Borrower nor any ERISA Affiliate has failed to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code) with respect to any Pension Plan.

(z)          The representations and warranties of the Borrower set forth herein, in the other Financing Documents or in certificates of the Borrower delivered in connection therewith as of the date made are true and correct in all material respects, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. The Borrower understands that all such representations and warranties have been and will be relied upon as an inducement by the Issuer to issue the Series 2017 Bonds.

(aa)          As of the Closing Date (after giving effect to the repayment of any Indebtedness on such date and the termination of any related Security Interests), the Equity Participant owns, directly or indirectly, 100% of the equity interests in the Borrower and each intermediate holding entity free and clear of all Security Interests other than the Security Interests granted under the Financing Documents, such equity interests have been duly and validly authorized and issued, and there are no outstanding options, warrants, calls or other rights to subscribe for or otherwise acquire any of such equity interests, except for any of such rights in favor of the Equity Participant set forth in the Organizational Documents.

(bb)          As of the Closing Date, the Borrower is treated as a “disregarded entity” for U.S. federal income tax and Florida income tax purposes.

ARTICLE III
ISSUANCE OF THE SERIES 2017 BONDS

Section 3.01      Agreement to Issue the Series 2017 Bonds; Loan of Proceeds.

The Issuer hereby agrees to issue, sell and deliver the Series 2017 Bonds in accordance with the terms of the Indenture to provide for the financing of a portion of the Series 2017 Project. Upon the terms and conditions of this Senior Loan Agreement and the Indenture, the Issuer hereby agrees to make the Series 2017 Loan to the Borrower on the Closing Date in an amount equal to the entire amount of the proceeds of the Series 2017 Bonds. Upon written instructions from the Borrower, the Issuer hereby agrees to instruct the Trustee to pay the proceeds received from the sale of the Series 2017 Bonds to the Borrower, and the Borrower will direct the payment of a portion of the loan proceeds from this Agreement, payable to the Borrower as reimbursement of Series 2017 Project costs previously incurred, together with other funds, to cause (i) the redemption and satisfaction and discharge of the Existing PIK Toggle Notes and (ii) the repayment in full of the Borrower’s credit agreement, dated as of August 18, 2014, with Siemens Financial Services, Inc., as administrative agent and lender.

Section 3.02      Borrower to Provide Funds.

In the event that proceeds derived from the Series 2017 Loan, or any other available (or to be available) funds are not sufficient to finance, refinance or reimburse the costs of the Series 2017 Project described in Section 3.01 hereof on the Closing Date, the Borrower shall not be entitled to any reimbursement from the Trustee for the payment of such excess costs nor shall the Borrower be entitled to any abatement, diminution or postponement of its payments hereunder.

Section 3.03      Loan to Finance Project Costs.

The Borrower shall use the proceeds of the Series 2017 Loan to finance, pay or reimburse a portion of the costs of the Series 2017 Project and pay or reimburse certain costs of issuance of the Series 2017 Bonds, as further described in Section 3.01. No proceeds of the Series 2017 Loan shall be used outside of the respective jurisdictions of the Series 2017 Counties.

Section 3.04      Security for Repayment of Loan.

Prior to or simultaneously with the delivery of this Senior Loan Agreement, the Borrower shall deliver the Security Documents (and, to the extent required to be delivered by the Security Documents, the possessory Collateral) required to be delivered on the Closing Date pursuant to the Bond Purchase Agreement to the Collateral Agent as security for the payments and obligations of the Borrower hereunder.

Section 3.05      Limitation of Issuer’s Liability.

THE SERIES 2017 BONDS ARE SPECIAL AND LIMITED OBLIGATIONS OF THE ISSUER, PAYABLE SOLELY FROM AND SECURED EXCLUSIVELY BY THE TRUST ESTATE ESTABLISHED UNDER THE INDENTURE, INCLUDING THE PAYMENTS TO BE MADE BY THE BORROWER UNDER THIS SENIOR LOAN AGREEMENT AND BY THE COLLATERAL. THE SERIES 2017 BONDS DO NOT CONSTITUTE AN INDEBTEDNESS OF THE ISSUER, THE STATE, THE SERIES 2017 COUNTIES OR ANY OTHER POLITICAL SUBDIVISION OF THE STATE, WITHIN THE MEANING OF ANY STATE CONSTITUTIONAL PROVISION OR STATUTORY LIMITATION AND SHALL NOT CONSTITUTE OR GIVE RISE TO A PECUNIARY LIABILITY OF THE ISSUER, THE STATE, THE SERIES 2017 COUNTIES OR ANY OTHER POLITICAL SUBDIVISION OF THE STATE, AND NEITHER THE FULL FAITH AND CREDIT OF THE ISSUER NOR THE FULL FAITH AND CREDIT OR THE TAXING POWER OF THE STATE, THE SERIES 2017 COUNTIES OR ANY OTHER POLITICAL SUBDIVISION OF THE STATE IS PLEDGED TO THE PAYMENT OF THE PRINCIPAL OF OR INTEREST ON THE SERIES 2017 BONDS. THE ISSUER HAS NO TAXING POWER.

No provision, covenant, or agreement contained in this Senior Loan Agreement, or any obligations herein imposed upon the Issuer, or the breach thereof, shall constitute an indebtedness or liability of the Issuer within the meaning of any State constitutional provision or statutory limitation or shall constitute or give rise to a pecuniary liability of the Issuer or any member, officer or agent of the Issuer or a charge against the Issuer’s general credit. In making the agreements, provisions and covenants set forth in this Senior Loan Agreement, the Issuer has not obligated itself except with respect to the application of the payments, as hereinabove provided.

No recourse shall be had for the payment of, or premium if any, or interest on any of the Series 2017 Bonds or for any claim based thereon or upon any obligation, covenant or agreement in this Agreement contained, against any past, present or future officer, director, member, trustee, employee or agent of the Issuer or any officer, director, member, trustee, employee or agent of any successor entity, as such, either directly or through the Issuer or any successor entity, under any rule of law or equity, statute or constitution or by enforcement by any assessment or penalty or otherwise. The members of the Issuer, the officers and employees of the Issuer, or any other agents of the Issuer are not subject to personal liability or accountability by reason of any action authorized by the Act, including without limitation, the issuance of the Series 2017 Bonds, the failure to issue the Series 2017 Bonds, the execution of the Series 2017 Bonds.

The Parties acknowledge that the Issuer will have no control over the application or use of the proceeds of the Series 2017 Loan or the Series 2017 Project. The Issuer does not by this Agreement or otherwise assume any obligation or affirmative duty to review, monitor, investigate, inspect or after the issuance of the Series 2017 Bonds, undertake any responsibility with respect to the Series 2017 Project, any change in the Borrower entity, or the application of Series 2017 Loan proceeds by the Borrower.

Section 3.06      Compliance with Indenture.

The Borrower shall take all action required to be taken by the Borrower in the Indenture as if the Borrower were a party to the Indenture.

ARTICLE IV
LOAN PROVISIONS

Section 4.01      Amounts Payable.

(a)          (1)          The Borrower hereby covenants and agrees to repay the Series 2017 Loan, as follows: on or before any Interest Payment Date for the Series 2017 Bonds or any other date that any payment of interest, principal, Purchase Price or Redemption Price on the Series 2017 Bonds is required to be made in respect of the Series 2017 Bonds pursuant to the Indenture, until the payment of interest, principal, Purchase Price or Redemption Price on the Series 2017 Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, in immediately available funds, a sum which, together with any other moneys available for such payment in the applicable Account of the Series 2017 Debt Service Fund will enable the Trustee to pay to the Owners of the Series 2017 Bonds the amount due and payable on such date as interest, principal, Purchase Price or Redemption Price on the Series 2017 Bonds as provided in the Indenture.

(2)          The Issuer hereby directs the Borrower and, subject to the Indenture or the Collateral Agency Agreement, as applicable, the Borrower hereby agrees to pay to the Trustee at the Designated Payment Office of the Trustee all payments payable by the Borrower in respect of the Series 2017 Loan pursuant to this subsection.

(b)          The Borrower also shall pay to the Issuer the Issuer’s reasonable administrative expenses in connection with the Series 2017 Bonds, and any other reasonable fees, costs and expenses incurred by the Issuer, its counsel or its financial advisor under the Indenture, this Senior Loan Agreement or any other Financing Document, as and when the same become due upon submission by the Issuer to the Borrower of a statement therefor. Without limiting the generality of the foregoing, the Borrower acknowledges that in the event of an examination, inquiry or related action by the Internal Revenue Service, SEC or any other Governmental Authority (having jurisdiction with respect to the Series 2017 Bonds or the Series 2017 Project) with respect to the Series 2017 Bonds or the exclusion of interest thereon from the gross income of the holders thereof for federal income tax purposes, the Issuer may be treated as the responsible party, and the Borrower agrees to respond promptly and thoroughly to the reasonable satisfaction of the Issuer, its counsel and its financial advisor to such examination, inquiry or related action on behalf of the Issuer, and shall pay all costs and expenses of the Issuer, its counsel and its financial advisor associated with such examination, inquiry or action, including without limitation, any and all costs, fees and expenses of the Issuer and its counsel. The Borrower shall indemnify and hold harmless the Issuer, its counsel and its financial advisor against any and all costs, losses, claims, penalties, damages or liability of or resulting from such examination, inquiry or related action by the Internal Revenue Service.

(c)          The Borrower also will pay the reasonable fees and expenses of the Trustee, including without limitation any fees or expenses incurred pursuant to Section 8.2(b) of the Indenture, and all other amounts which may be payable to the Trustee under the terms of the Indenture or in accordance with any contractual arrangement between the Borrower and the Trustee with respect thereto.

(d)          The Borrower also shall pay to the Trustee for deposit to the Series 2017 Rebate Fund any amounts necessary to comply with Section 148 of the Code and the Treasury Regulations as provided in the Federal Tax Certificate. The Borrower agrees that this obligation of the Borrower shall survive the payment in full of the Series 2017 Bonds or the refunding and defeasance of the Series 2017 Bonds pursuant to the provisions of Article 11 of the Indenture.

(e)          In the event that the Borrower should fail to make any of the payments required in this Section, the amount so in default shall continue as an obligation of the Borrower until the amount in default shall have been fully paid, and the Borrower agrees to pay the same with interest thereon, to the extent provided under the Indenture or under the fee agreement between the Borrower and the Trustee or as permitted by law, from the date when such payment was due, at a rate per year equal to the highest yield on any Outstanding Series 2017 Bonds.

(f)          To the extent any moneys have been deposited by the Borrower, or on the Borrower’s behalf, into any Account or subaccount of the Series 2017 Debt Service Fund for the purpose of paying interest on and principal of the Series 2017 Bonds when due, the Borrower’s payment obligations pursuant this Section 4.01 with respect to the applicable Interest Payment, Principal Payment, mandatory tender or redemption of such Bonds will be deemed satisfied.

Section 4.02      Obligations of Borrower Unconditional.

The obligations of the Borrower to make the payments required in Section 4.01 hereof and to perform and observe the other agreements contained herein shall be absolute and unconditional and shall not be subject to any defense or any right of setoff, counterclaim or recoupment arising out of (a) any breach by the Issuer or the Trustee of any obligation to the Borrower, whether hereunder or otherwise, or (b) any indebtedness or liability at any time owing to the Borrower by the Issuer or the Trustee, and, until such time as the principal of, premium, if any, and interest on the Series 2017 Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, the Borrower (1) will not suspend or discontinue any payments provided for in Section 4.01 hereof, (2) will perform and observe all other agreements contained in this Senior Loan Agreement and the Security Documents and (3) except as otherwise provided herein, will not terminate this Senior Loan Agreement or any of the Security Documents for any cause, or any failure of the Issuer or the Trustee to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Senior Loan Agreement. Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained, and in the event the Issuer should fail to perform any such agreement on its part, the Borrower may institute such action against the Issuer as the Borrower may deem necessary to compel performance so long as such action does not abrogate the obligations of the Borrower contained in the first sentence of this Section.

ARTICLE V
PREPAYMENT, REDEMPTION AND CONVERSION

Section 5.01      Prepayment and Redemption.

The Borrower shall have the option to prepay its obligations hereunder at the times and in the amounts as necessary to cause the Issuer to redeem the Series 2017 Bonds in accordance with the terms of the Indenture and the Series 2017 Bonds. The Issuer, at the request of the Borrower, if applicable, shall forthwith take all steps (other than the payment of funds necessary to effect such redemption) necessary under the applicable redemption provisions of the Indenture to effect redemption of all or part of the Outstanding Series 2017 Bonds, as may be specified by the Borrower and required by the Indenture, on the date established for such redemption. Upon any such redemption in full and payment of all amounts required by Article 11 of the Indenture, this Agreement shall terminate as provided in Section 9.01 hereof.

Section 5.02      Conversion.

On the Mandatory Tender Date at the end of the initial Term Rate Period and any subsequent Term Rate Period, the Borrower may elect to convert all or a portion of the Series 2017 Bonds to bear interest at a new Term Rate for a new Term Rate Period or convert all or a portion of the Series 2017 Bonds to bear interest at a Fixed Rate, as set forth in the Indenture. The Issuer, at the request of the Borrower, if applicable, shall forthwith take all steps necessary under the applicable provisions of the Indenture to effect such a conversion of all or a part of the Series 2017 Bonds, as may be specified by the Borrower.

ARTICLE VI
SPECIAL COVENANTS

Section 6.01      Maintenance of Existence.

Throughout the term of this Senior Loan Agreement, other than in connection with a transfer permitted pursuant to Section 6.15 of this Agreement, the Borrower shall maintain (a) its legal existence as a limited liability company, (b) its good standing and qualification to do business in the State and in every jurisdiction where such qualification is required by applicable law, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (c) all material rights, franchises, privileges and consents necessary for the maintenance of its existence and for the development, operation and maintenance of the Series 2017 Project, except to the extent the Borrower reasonably determines that the failure to maintain any such rights, franchises, privileges and consents would not reasonably be expected to result in a Material Adverse Effect.

Section 6.02      Operation and Maintenance of Series 2017 Project.

The Borrower shall operate and maintain the Series 2017 Project (or cause the same to be operated and maintained) in good working order and condition (ordinary wear and tear excepted) and otherwise in accordance with the Financing Documents and make all necessary repairs, renewals and replacements with respect thereto that are necessary, in each case, to permit the Series 2017 Project to operate in accordance with Prudent Industry Practice, in accordance in all material respects with the Financing Documents and in compliance in all material respects with applicable laws and Governmental Approvals material to the conduct of its business and the terms of the Insurance required under Section 6.03 hereof, except to the extent that the failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding the foregoing, the Borrower shall not initiate or consent to any Capital Project (other than the Series 2017 Project) the cost of which would reasonably be expected to exceed, when aggregated with amounts for all other Capital Projects undertaken in such Fiscal Year, $30,000,000 (as such amount may be adjusted for increases in the Consumer Price Index that have occurred since the prior Fiscal Year), unless (a) such Capital Project is funded with the proceeds of Permitted Indebtedness and/or Additional Equity Contributions, (b) the Borrower certifies in its reasonable opinion that: (1) such Capital Project is not reasonably expected to result in a Material Adverse Effect, (2) such Capital Project is not expected to have a material adverse effect on the operation, performance, value or remaining useful life of the Series 2017 Project and the payment of the Series 2017 Bonds, and (3) adequate funds are and are expected to be available to complete construction of such Capital Project, or (c) such Capital Project is otherwise required by applicable Law.

Section 6.03      Insurance.

(a)          The Borrower shall maintain or shall require its contractors to maintain Insurance that is required to be obtained by the Borrower and its contractors to satisfy the requirements set forth in Attachment B of this Agreement (such coverage to include provisions waiving subrogation against the Issuer, the Trustee, the Collateral Agent and all other Secured Parties, except in the case of Insurance for professional liability or workers’ compensation). Such policies, to the extent they are commercial general liability policies, shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, and to the extent they are casualty policies, as loss payee as its interests may appear (pending any existing contractual overrides). Each Insurance policy required to be obtained by the Borrower shall require the insurer or insurance broker to endeavor to provide at least thirty (30) days (or such shorter period, if any, as is available on a commercially reasonable basis) prior written notice of cancellation, termination or lapse in coverage by the insurer to the Trustee and the Collateral Agent.

(b)          The Borrower shall not take, or fail to take, any action, which would result in any Insurance obtained by the Borrower, lapsing, becoming cancelled or otherwise being rendered void, voidable or ineffective and shall not cancel or vary any policy of Insurance required to be maintained by it in either case unless (i) this Agreement requires or permits otherwise or (ii) such Insurance is (prior to its cessation) replaced by Insurance that satisfies the insurance requirements set forth in Attachment B to this Agreement.

(c)          Prior to expiration of any such policy or upon renewal, the Borrower shall furnish the Trustee and the Collateral Agent with evidence that the policy or certificate has been renewed or replaced in compliance with this Senior Loan Agreement or is no longer required by this Senior Loan Agreement.

(d)          No later than ninety (90) days after the end of every third (3rd) Fiscal Year of the Borrower, starting with the Fiscal Year ending December 31, 2019, the Borrower shall cause an independent insurance agent, provider or consultant qualified to survey risks and to recommend insurance coverage for facilities and organizations engaged in like operations, to deliver a report to the Borrower, the Trustee and the Collateral Agent stating whether the Borrower is in compliance with the foregoing requirements as of the last day of such Fiscal Year and to make recommendations concerning insurance coverages maintained by the Borrower. The Borrower will promptly comply with the recommendations made in such report to the extent that the recommended coverage is available to the Borrower on commercially reasonable terms. The Borrower shall provide the Issuer with a copy of such report promptly upon the written request of the Issuer.

(e)          In the event the Borrower shall fail to maintain, or cause to be maintained, the full Insurance coverage required by this Senior Loan Agreement, the Trustee or the Collateral Agent may (but shall be under no obligation to), after thirty (30) days written notice to the Borrower, contract for the required policies of Insurance and pay the premiums on the same; and the Borrower agrees to reimburse the Trustee and the Collateral Agent to the extent of the amounts so advanced by them or any of them with interest thereon at a rate per year equal to the highest yield on any Outstanding Series 2017 Bonds, from the date of advance to the date of reimbursement. In the event the Borrower shall fail to keep or cause to be kept the Series 2017 Project in good repair and good operating condition (ordinary wear and tear excepted), the Issuer, the Trustee or the Collateral Agent may (but shall be under no obligation to), after thirty (30) days written notice to the Borrower (except in the event of an emergency or if necessary to preserve Borrower’s interest in any real estate), make any required repairs, renewals and replacements; provided, however, if any repairs, renewals or replacements are not susceptible of being completed within thirty (30) days, if Borrower commences such repairs, renewals and replacements within such 30-day period and diligently prosecutes such actions to completion thereafter, the Trustee or the Collateral Agent will not be entitled to make such required repairs, renewals and replacements, unless such actions are necessary in an emergency or to preserve Borrower’s interest in any real estate and the Borrower agrees to reimburse the Trustee and the Collateral Agent to the extent of the amounts so advanced by them or any of them with interest thereon at a rate per year equal to the highest yield on any Outstanding Series 2017 Bonds, from the date of advance to the date of reimbursement. Any amounts so advanced by the Trustee or the Collateral Agent shall become an additional obligation of the Borrower, shall be payable on demand, and shall be deemed a part of the obligations of the Borrower.

(f)          The Borrower shall use commercially reasonable efforts to enforce the obligations of all providers of Insurance policies under the insurance policies issued to the Borrower or with respect to the Series 2017 Project as required pursuant to this Section 6.03 and shall use commercially reasonably efforts to enforce the obligations of all other parties to the Financing Documents to maintain Insurance as required by the applicable Financing Document.

Section 6.04      Accounts and Reporting.

(a)          The Borrower shall keep proper records and books of accounts in which entries shall be made of its transactions in accordance with GAAP. Such records and books shall, to the extent permitted by Law, be subject to the inspection of the Issuer, the Collateral Agent and the Trustee or their respective representatives upon reasonable notice and at reasonable times during business hours, provided that absent an Event of Default the Borrower shall not be responsible for the cost of any such inspection in excess of once each year. The Borrower will permit the the Issuer, the Collateral Agent and the Trustee, upon prior reasonable notice and at reasonable times, to take copies and extracts from such books, and records, and will from time to time furnish, or cause to be furnished, to the Issuer, the Collateral Agent and the Trustee such information and statements as the Issuer, the Collateral Agent or the Trustee may reasonably request, all as may be reasonably necessary for the purpose of determining performance or observance by the Borrower of its obligations under this Senior Loan Agreement. Nothing in this paragraph shall require the Borrower to disclose trade secrets, violate confidentiality or nondisclosure agreements, violate applicable law or waive attorney-client privilege.

(b)          The Borrower shall retain independent auditors of nationally recognized standing to audit its annual financial statements.

(c)          The Borrower agrees to promptly furnish to the Collateral Agent notice of any amendments or modifications to the Financing Documents.

Section 6.05      Project Accounts.

The Borrower shall establish and maintain each Fund or Account, including the Project Accounts and other accounts required from time to time by the Financing Documents and shall not maintain or permit to be maintained any accounts other than as otherwise permitted or contemplated in the Collateral Agency Agreement, the Indenture, or the other Financing Documents.

Section 6.06      Compliance with Laws.

The Borrower shall comply with, and shall ensure that the Series 2017 Project is operated in compliance with, all applicable Laws and Governmental Approvals, including Environmental Laws, as and when required, except, in each case, for any failure to comply which would not reasonably be expected to have a Material Adverse Effect.

Section 6.07      Use of Proceeds; Tax Covenant.

(a)          Use of Proceeds. The Borrower shall use the proceeds of the Series 2017 Loan to finance, pay or reimburse a portion of the costs of the Series 2017 Project and pay or reimburse certain costs of issuance of the Series 2017 Bonds, as further described in Section 3.01. No proceeds of the Series 2017 Loan shall be used outside of the respective jurisdictions of the Series 2017 Counties.

(b)          Tax Covenant. The Borrower covenants for the benefit of the Issuer and the Owners of the Series 2017 Bonds that it will not take any action or omit to take any action with respect to the Series 2017 Bonds, the proceeds thereof, any other funds of the Borrower or any of the facilities financed with the proceeds of the Series 2017 Bonds if such action or omission would cause the interest on the Series 2017 Bonds to lose its excludability from gross income for federal income tax purposes under Section 103 of the Code.

(c)          The Borrower further covenants, represents and warrants that the procedures set forth in the Federal Tax Certificate implementing the covenant in paragraph (a) shall be complied with to the extent necessary to comply with the covenant in paragraph (b).

(d)          The Borrower will apply a portion of the proceeds of the Series 2017 Bonds to finance, refinance or reimburse costs of the Series 2017 Project, but acknowledges and agrees that such proceeds shall only be used for such portions of the Series 2017 Project which are situated in the Series 2017 Counties. The Borrower may (i) only expend proceeds of the Series 2017 Bonds on portions of the Series 2017 Project that are located within the jurisdictional limits of the Series 2017 Counties; and (ii) not expend proceeds of the Series 2017 Bonds to acquire any building or facility that will be, during the term of the Series 2017 Bonds, used by, occupied by, leased to or paid for by any state, county or municipal agency or entity.

(e)          Neither the Borrower nor its owners shall take any action to cause the Borrower to become treated as an association (or publicly traded partnership) taxable as a corporation for U.S. federal, state or local income tax purposes.

Section 6.08      Further Assurances and Corrective Instruments;

The Issuer and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the expressed intentions of this Senior Loan Agreement and the Indenture, including as may be reasonably necessary or desirable for establishing, maintaining, assuring, conveying, granting, assigning, securing, perfecting and confirming the pledge of the Trust Estate and the lien thereon set forth in the Indenture and the Security Interests (whether now existing or hereafter arising) granted by or on behalf of the Borrower to the Collateral Agent for the benefit of the Secured Parties, pursuant to the Security Documents, or intended so to be granted pursuant to the Security Documents, or which the Borrower may become bound to grant, and the subject of each such Security Interest will comply with the requirements under the Financing Documents and the Borrower’s representations and warranties in Section 2.02 hereof.

Section 6.09      Issuer and Borrower Representatives.

Whenever under the provisions of this Senior Loan Agreement the approval of the Issuer or the Borrower is required or the Issuer or the Borrower is required to take some action at the request of the other, such approval or such request shall be given for the Issuer by an Issuer Representative and for the Borrower by a Responsible Officer of the Borrower and the Trustee and the Collateral Agent, as applicable, shall be permitted to rely on, and shall be protected in acting upon, such approval.

Section 6.10      Recording and Filing; Other Instruments.

The Borrower shall file and refile and record and re-record or shall cause to be filed and re-filed and recorded and re-recorded all instruments required to be filed and re-filed and recorded or re-recorded and shall continue and perfect or cause to be continued and perfected the Security Interests created by the Indenture and the Security Documents of such instruments for so long as any of the Series 2017 Bonds shall be Outstanding. The Issuer shall execute and deliver all instruments and shall furnish all information and evidence deemed necessary or advisable in order to enable the Borrower to fulfill its obligations as provided in this Section 6.10 and the Security Documents.

Section 6.11      Approvals; Governmental Authorizations.

At all times, the Borrower shall obtain on a timely basis and thereafter maintain in full force and effect, or in the case of such permits as are required to be obtained by third parties, use reasonable efforts to cause such third parties to obtain and thereafter maintain in full force and effect, all Governmental Approvals necessary as and when necessary for the use or operation of the Series 2017 Project, as applicable, or as and when required to comply with its obligations under the Financing Documents, except where the failure to obtain or maintain any such Governmental Approval would not reasonably be expected to have a Material Adverse Effect.

Section 6.12      Taxes.

(a)          The Borrower shall pay as the same respectively become due, (i) all taxes, assessments, levies, claims and charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Series 2017 Project or the Borrower (including, without limiting the generality of the foregoing, any tax upon or with respect to the income or profits of the Borrower from the Series 2017 Project and that, if not paid, would become a charge on the payments to be made under this Senior Loan Agreement prior to or on a parity with the charge thereon created by the Indenture and the Security Documents and including ad valorem, sales and excise taxes, assessments and charges upon the Borrower’s interest in the Series 2017 Project), (ii) all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Series 2017 Project, and (iii) all assessments and charges lawfully made by any governmental body for public improvements that may be secured by the Series 2017 Project, except, in the case of each of (i), (ii) and (iii) above, to the extent that any such taxes, assessments, levies, claims or other charges are being contested pursuant to Section 6.12(b) below or the failure to pay any such tax, assessment, levy, claim or other charge would not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower may, at its expense, contest in good faith any such levy, tax, assessment, claim or other charge, but the Borrower may permit the items otherwise required to be paid under Section 6.12(a) to remain undischarged and unsatisfied during the period of such contest related to such items and any appeal therefrom only if the Borrower shall provide to the Trustee and the Collateral Agent an Opinion of Counsel to the Borrower (who may be in-house counsel to the Borrower) that by non-payment of any such items, the rights of the Trustee or the Collateral Agent with respect to this Senior Loan Agreement created by the assignment under the Indenture and the Security Documents, as to the rights assigned under this Senior Loan Agreement or any part of the payments to be made under this Senior Loan Agreement will not be materially endangered, nor will the Series 2017 Project or any part thereof or any of the Collateral be subject to loss or forfeiture. If the Borrower is unable to deliver such an Opinion of Counsel, the Borrower shall promptly pay or bond or cause to be satisfied or discharged all such unpaid items or furnish, at the expense of the Borrower, indemnity satisfactory to the Trustee and the Collateral Agent; but provided further, that any tax, assessment, charge, levy or claim shall be paid forthwith upon the commencement of proceedings to foreclose any lien securing the same. The Issuer, the Trustee and the Collateral Agent, at the expense of the Borrower, will cooperate fully in any such permitted contest.

(c)          If the Borrower shall fail to pay any of the items required to be paid by it pursuant to (a) above, the Issuer, the Collateral Agent or the Trustee may (but shall be under no obligation to) pay the same, and any amounts so advanced therefor by the Issuer, the Collateral Agent or the Trustee shall become an additional obligation of the Borrower to the one making the advancement of such amounts, together with interest thereon at a rate per year equal to the highest yield on any Outstanding Series 2017 Bonds, from the date of payment. The Borrower agrees to reimburse any such amounts on demand therefor.

(d)          The Borrower shall furnish the Collateral Agent and the Trustee, upon reasonable written request, with proof of payment of any taxes, governmental charges, utility charges, insurance premiums or other charges required to be paid by the Borrower under this Senior Loan Agreement or any other Financing Document.

Section 6.13      Limited Special Purpose Entity.

The Borrower has observed from its date of formation (except as otherwise specified below) and shall, from and after the Closing Date, comply with the following requirements whereby the Borrower shall:

(a)          maintain its own separate books and records and maintain its own separate bank accounts from the date such bank accounts are established;

(b)          at all times hold itself out to the public and all other Persons as a legal entity separate from any other Person (except for services rendered under a management, service, operation or maintenance agreement with respect to the Project, so long as the applicable party holds itself out as acting as an agent on behalf of the Borrower);

(c)          file its own tax returns (except to the extent that the Borrower (i) is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (ii) files a consolidated federal income tax return with another Person as may be permitted by applicable law);

(d)          not commingle its assets or funds with assets or funds of any other Person;

(e)          conduct its business in its own name or a trade name registered, licensed to or trademarked (or subject to an application for trademark) by Borrower (except for services rendered under a management, service, operation or maintenance agreement, so long as the applicable party holds itself out as acting as an agent on behalf of the Borrower) and strictly comply with all organizational formalities necessary to maintain its separate existence;

(f)          maintain separate financial statements, and, from and after the Closing Date, if consolidated with financial statements of Affiliates, (i) include footnotes to the effect that the Borrower is a separate legal entity and that its assets and credit are not available to satisfy the debts, claims or other obligations of Affiliates or any other Person, and (ii) list the Borrower’s assets on a separate balance sheet within such consolidated financial statements;

(g)          pay its own liabilities and expenses only out of its own funds (provided that there exists sufficient cash flow from the operation of the Series 2017 Project to enable it to do so and, provided further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to the Borrower);

(h)          maintain an arm’s length relationship with its Affiliates and, except for capital contributions and capital distributions permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, not enter into any transaction, contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties, in each case, as reasonably determined by the Borrower in good faith;

(i)          pay the salaries of its own employees and consultants, if any, only out of its own funds (provided that there exists sufficient cash flow from the operation of the Series 2017 Project to enable it to do so and, provided further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to the Borrower) and maintain (or contract with a management company for) a sufficient number of employees in light of its contemplated business operation;

(j)          except with respect to the Borrower’s obligations under its guaranty of the Existing PIK Toggle Notes, which are being discharged and released as of the Closing Date, not hold out its credit or assets as being available to satisfy the obligations of any other Person;

(k)          allocate fairly and reasonably any overhead for any shared office space, services, property or assets;

(1)          use, to the extent reasonably necessary in the operation of its business, separate stationery, invoices, and checks bearing its own name and not bearing the name of any other entity unless such entity is clearly designated as being the Borrower’s agent;

(m)          from and after the Closing Date, not pledge its assets or credit for the benefit of any affiliate of the Borrower;

(n)          correct any known misunderstanding regarding its separate identity;

(o)          intend to maintain adequate capital in light of its contemplated business purpose, transactions, and liabilities, provided that there exists sufficient cash flow from the operation of the Series 2017 Project to enable it to do so and, provided further, that no Person shall be required to make any direct or indirect additional capital contributions or loans to Borrower;

(p)          keep minutes of meetings of the Board of Managers of the Borrower and observe all other formalities of Delaware limited liability companies necessary to maintain its separate existence, and the Borrower will not, nor will the Borrower permit any constituent party to amend, modify or otherwise change the organizational documents of the Borrower or such constituent party in any manner inconsistent with the covenants set forth in this Section 6.13;
(q)          from and after the Closing Date, not acquire or hold any securities or evidence of indebtedness in any Affiliate or any other Person, other than Permitted Investments;

(r)          from and after the Closing Date, not acquire or hold direct ownership interests in any Affiliate or any other Person, other than DispatchCo;

(s)          cause its managers, officers, agents, and other representatives to act at all times, with respect to the Borrower, consistently and in furtherance of the foregoing and in the best interests of the Borrower;

(t)          be a limited liability company or, to the extent permitted pursuant to Section 6.15, corporation organized in the State of Delaware that, from and after the Closing Date, has (i) at least one (1) Independent Manager and has not caused or allowed and will not cause or allow the manager of such entity to take any voluntary Major Action unless the Independent Manager shall have participated in such vote and (ii) at least one springing member that will become the member of such entity upon the dissolution of the existing member;

(u)          (i) not enter into any line of business other than the acquisition, ownership, holding, marketing, operation, management, maintenance, repair, replacement, renovation, restoration, improvement, design, development, construction, financing and/or the refinancing of an intercity passenger rail system and other facilities and activities related, supplemental or incidental to any of the foregoing (collectively, the “Permitted Activities”) or undertake or participate in activities other than the Permitted Activities or terminate such business for any reason whatsoever and (ii) from and after the Closing Date, not acquire any property or assets not used or useful in Permitted Activities;

(v)          from and after the Closing Date, not merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets, other than in connection with a transfer permitted pursuant to Section 6.15 of this Agreement, or change its legal structure (which for the avoidance of doubt, shall not be deemed to include changes in the legal structure of any direct or indirect member, partner or Affiliate of the Borrower, including through the addition or removal of entities in the legal structure for the purpose of forming or collapsing a holding entity structure, to the extent such changes are not otherwise prohibited by this Agreement);

(w)          once established, not permit any Affiliate or constituent party independent access to its bank accounts other than any manager acting pursuant to a management, service, operation or maintenance agreement, solely in its capacity as the Borrower’s agent under such agreement, and solely for the legitimate business purposes of Borrower;

(x)          not maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(y)          not make any loans or advances to any Person (other than deposits, prepayments or advances to third parties in the ordinary course of business, including, without limitation, payments to contractors, subcontractors, suppliers or service providers in the ordinary course of business);

(z)          except with respect to immaterial obligations guaranteed or indemnified by Affiliates in the ordinary course of business on or prior to the Closing Date, not have any of its obligations guaranteed by an Affiliate; and

(aa)          to the fullest extent permitted by law, not seek or effect, or permit any constituent party to seek or effect, the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of the Borrower into another entity or transfer all or substantially all of its assets.

Section 6.14      Organizational Documents. The Borrower shall comply with the terms and provisions of its Organizational Documents and shall not amend, alter, change or repeal the Special Purpose Provisions (as defined in the Organizational Documents) in any material respect adverse to the Issuer or the Collateral Agent, or permit the Special Purpose Provisions to be amended, altered, changed or repealed, in any material respect adverse to the Issuer or the Collateral Agent, in each case, without the prior written consent of the Collateral Agent.

Section 6.15      Limitation on Fundamental Changes; Sale of Assets, Etc.

(a)          The Borrower shall not merge, consolidate or amalgamate unless the surviving entity is the Borrower, or enter into any demerger, reconstruction, partnership, profit-sharing or any analogous arrangement.

(b)          The Borrower shall not (i) liquidate, dissolve or wind-up; (ii) convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets, or (iii) take any action that would result in the liquidation, dissolution or winding-up of the Borrower.

(c)          The Borrower shall not sell, assign or dispose of or direct the Collateral Agent, as applicable, to sell, assign or dispose of, any material assets of the Series 2017 Project in excess of $2,000,000 per year except for Permitted Sales and Dispositions.

Notwithstanding the foregoing, the Borrower may merge, consolidate or amalgamate with another Person or convey, sell, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets to another Person so long as (x) such Person (the “Successor Borrower”) is an entity organized or existing under the laws of the State of Delaware, (y) the Successor Borrower expressly assumes all of the obligations of the Borrower under this Agreement and the other Financing Documents pursuant to documents and in a manner reasonably satisfactory to the Trustee and the Collateral Agent and (z) such transaction does not otherwise involve a Change of Control. If the foregoing conditions under clauses (x), (y) and (z) are satisfied, the Successor Borrower shall become the “Borrower” hereunder and under each of the other Financing Documents and will succeed to, and be substituted for, the Borrower under this Agreement and the other Financing Documents.

Any assets sold or otherwise disposed of in a Permitted Sales and Disposition that constitutes a transfer of ownership, shall be sold free and clear of the Security Interest in favor of the Collateral Agent, which Security Interest shall be automatically released upon the consummation of such sale or other disposition. The Collateral Agent and the Trustee shall deliver such documents and instruments as the Borrower may request, including any subordination and non-disturbance agreements and reciprocal easement agreements, to evidence such release (or, at the Borrower’s request, subordination of the Collateral Agent’s security interest).

Section 6.16      Limitation on Indebtedness.

The Borrower shall not create, incur or assume any Indebtedness other than Permitted Indebtedness.

Section 6.17      Permitted Investments.

The Borrower shall not make or direct the Trustee or the Collateral Agent to make any investments of moneys credited to any of the Funds or Accounts other than Permitted Investments (as defined in the Indenture and the Collateral Agency Agreement, as applicable, as of the Closing Date) and under no circumstances shall the Trustee be required to make a determination as to whether an investment is a Permitted Investment (as defined in the Indenture and the Collateral Agency Agreement, as applicable, as of the Closing Date); provided that this Section 6.17 shall not prohibit or otherwise restrict the Borrower from making, or directing the Collateral Agent or the Trustee to make, deposits, prepayments or advance payments in the ordinary course of business with funds withdrawn from any Fund or Account, including, without limitation, payments to contractors, subcontractors, vendors, suppliers or service providers in the ordinary course of business.

Section 6.18      [Reserved].

Section 6.19      Change in Name, Place of Business or Fiscal Year.

The Borrower shall not, at any time:

(a)          change its name, jurisdiction of formation, or principal place of business without giving the Trustee and the Collateral Agent at least fifteen (15) days prior written notice; or

(b)          change its Fiscal Year without prior notice sent to the Trustee and the Collateral Agent at least thirty (30) days prior to such change.

Section 6.20      Negative Pledge.

The Borrower shall not create, incur, assume or permit to exist any Security Interest on any property or asset, including its revenues (including accounts receivable) or rights in respect of any thereof, now owned or hereafter acquired by it, except Permitted Security Interests.

Section 6.21      Access to the Series 2017 Project.

The Borrower shall give the Trustee, the Collateral Agent and their respective consultants and representatives access to the Series 2017 Project, at the sole cost of such Persons, at any reasonable time during regular business hours and as often as may reasonably be requested, and, upon reasonable prior notice to the Borrower, in each case during official business hours and in a manner that cannot reasonably be expected materially to interfere with or disrupt the performance by the Borrower or any other party of its obligations with respect to the operation of the Series 2017 Project, and permit the Trustee, the Collateral Agent and their respective consultants and representatives to discuss the Series 2017 Project and the business, accounts, operations, properties and financial and other conditions of the Borrower with officers of the Borrower, subject to all applicable confidentiality undertakings. The Borrower shall offer all reasonable assistance to such Persons in connection with any such visit. Upon the occurrence and during the continuance of a Potential Event of Default or an Event of Default, if the Trustee or the Collateral Agent requests that any of its consultants or representatives be permitted to make such visit, the reasonable fees and expenses of the Trustee, the Collateral Agent and their respective consultants and representatives in connection with such visit shall be paid by the Borrower at its sole expense. Nothing in this section shall require the Borrower to disclose trade secrets, violate confidentiality or non-disclosure agreements, violate applicable law or waive attorney-client privilege.

Section 6.22      Nationally Recognized Rating Agencies.

(a)          The Borrower shall use commercially reasonable efforts to cooperate with each Nationally Recognized Rating Agency then rating the Series 2017 Bonds, if any, and, if applicable, any Additional Parity Bonds, in connection with any review which may be undertaken by such Nationally Recognized Rating Agency.

(b)          The Borrower shall deliver to the Issuer and the Trustee copies of any reports or ratings on the Series 2017 Bonds or, if applicable, any Additional Parity Bonds, from any Nationally Recognized Rating Agency.

(c)          The Borrower shall enter into and comply with reasonable and customary “ratings surveillance” agreements with any Nationally Recognized Rating Agency rating the Series 2017 Bonds and, if applicable, any Additional Parity Bonds.

Section 6.23      Continuing Disclosure. The Borrower hereby covenants and agrees to comply with the continuing disclosure requirements promulgated under Rule 15c2-12, as it may from time to time hereafter be amended or supplemented, in accordance with the provisions of the continuing disclosure undertaking delivered by the Borrower. Failure of the Borrower to comply with the requirements of Rule 15c2-12, as amended or supplemented, shall not be an Event of Default hereunder. The Borrower acknowledges and agrees that the Issuer shall have no liability with respect to these obligations.

Section 6.24      No Distributions. The Borrower will not declare or pay dividends or make any distributions, except in accordance with the Flow of Funds set forth in the Collateral Agency Agreement as in effect on the Closing Date; provided that this restriction shall not be deemed to preclude the Borrower from making any O&M Expenditures.

Section 6.25      Hazardous Materials. The Borrower shall not cause any releases of Hazardous Materials at the Series 2017 Project site that would be reasonably likely to result in an environmental claim against the Borrower or the Series 2017 Project, other than those environmental claims that, individually or in the aggregate, would not be reasonably expected to result in a Material Adverse Effect.

Section 6.26      Major Maintenance Plan.

Not later than December 31, 2020 and not later than December 31 of each year thereafter, the Borrower shall submit the Major Maintenance Plan to the Collateral Agent. The Borrower will provide a copy to the Issuer upon written request of the Issuer.

Section 6.27      Debt Service Coverage Ratio Requirement. Commencing on the first Calculation Date immediately following December 31, 2020, and on each Calculation Date thereafter, the Borrower covenants that the Required DSCR will be equal to or greater than 1.10:1.00. On the first Calculation Date immediately following December 31, 2020, and on each Calculation Date thereafter, the Borrower shall deliver to the Trustee and the Collateral Agent a certificate setting forth the Required DSCR as of such date. For purposes of calculating the Required DSCR, all amounts on deposit in the Ramp-Up Reserve Account as of the first day of the 12 month period ending on the Calculation Date shall be added to Free Cash Flow for such 12 month period on a dollar for dollar basis.

Section 6.28      Title, Survey and Other Real Estate Matters.

(a)          Within 120 days of the Borrower’s receipt of a certificate of occupancy for the entirety of the Miami station, the Borrower shall deliver to the Collateral Agent an updated survey of the Miami station prepared by a licensed or registered land surveyor, certified to the Collateral Agent and the title company that had previously issued the title insurance policy for this Mortgaged Property, which survey shall be (i) prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys, as adopted in 2016, and (ii) sufficient for the title company that had previously issued the title insurance policy for this Mortgaged Property to either delete or modify any general survey exception in such title policy or provide similar affirmative coverage as to such matter in such title policy.

(b)          Within 120 days of the Closing Date, the Borrower shall deliver to the Collateral Agent an updated survey of the Fort Lauderdale station prepared by a licensed or registered land surveyor, certified to the Collateral Agent and the title company that had previously issued the title insurance policy for this Mortgaged Property, which survey shall be (i) prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys, as adopted in 2016, and (ii) sufficient for the title company that had previously issued the title insurance policy for this Mortgaged Property to either delete or modify any general survey exception in such title policy or provide similar affirmative coverage as to such matter in such title policy.

(c)          Within 120 days of the Closing Date, the Borrower shall deliver to the Collateral Agent an updated survey of the West Palm Beach station prepared by a licensed or registered land surveyor, certified to the Collateral Agent and the title company that had previously issued the title insurance policy for this Mortgaged Property, which survey shall be (i) prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys, as adopted in 2016, and (ii) sufficient for the title company that had previously issued the title insurance policy for this Mortgaged Property to either delete or modify any general survey exception in such title policy or provide similar affirmative coverage as to such matter in such title policy.

(d)          Within 120 days of the Closing Date, the Borrower shall obtain and deliver to the Collateral Agent (1) a survey of the West Palm Beach running repair facility prepared by a licensed or registered land surveyor, certified to the Collateral Agent and the title company issuing the title insurance policy for this Mortgaged Property pursuant to clause (2) below, which survey shall be (i) prepared in accordance with the Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys, as adopted in 2016, and (ii) sufficient for the title company issuing the title insurance policy for this Mortgaged Property to either delete or modify any general survey exception in such title policy or provide similar affirmative coverage as to such matter in such title policy, and (2) a title insurance policy for the West Palm Beach running repair facility.

(e)          With respect to clauses (a), (b), (c) and (d) above, the Borrower shall certify to the Collateral Agent upon delivery of the applicable items that (i) any matters shown on the applicable survey, (ii) any modification of a general survey exception (or inclusion of affirmative coverage) to the applicable title insurance policy and (iii) any exceptions shown on the title insurance policy for the West Palm Beach running repair facility, would not, as of the date of delivery of the applicable item, cause a material adverse effect on the ability of the Borrower to operate the Project as a whole or repay the Bonds as required by the Indenture.

(f)          The Borrower shall use commercially reasonable efforts to obtain from the existing overlease mortgagees in respect of each of the three parking garages subleased by the Borrower and used in connection with the Miami, Fort Lauderdale and West Palm Beach stations remaining in effect after the Closing Date, written agreements (which may take the form of amendments to existing agreements) providing to the Collateral Agent (i) the same notice and cure rights granted to the Borrower with respect to each respective overlease and (ii) recognition that each such overlease mortgagee will not take foreclosure enforcement actions with respect to the Borrower’s sublease with respect to each applicable parking garage so long as the Collateral Agent is exercising its cure rights under the respective sublease during the time period contemplated in subsection (i) hereof (each such written agreement or amendment to an existing agreement satisfying the above conditions with respect to any of the Borrower’s subleases for the three parking garages, as determined by the Borrower in good faith and evidenced by an officer’s certificate certifying to the Collateral Agent satisfaction of the above conditions, a “Sufficient SNDA”).

ARTICLE VII
ASSIGNMENT; INDEMNIFICATION

Section 7.01      Assignment.

Except as expressly contemplated herein, in the Indenture and in the Security Documents, neither the Borrower nor the Issuer may assign its interest in this Senior Loan Agreement. In the event of any permitted assignment of its interest in this Senior Loan Agreement by the Issuer, the Issuer (solely for this purpose as a non-fiduciary agent on behalf of the Borrower) shall maintain or cause to be maintained a register for interests in this Senior Loan Agreement in which it shall register the issuance and transfer of such interests. All transfers of such interests shall be recorded on the register maintained by the Issuer or its agent, the register shall be conclusive absent manifest error, and the parties hereto shall regard the registered holder of such interests as the actual owner thereof for all purposes.

Section 7.02      Release and Indemnification Covenants.

(a)          The Borrower shall and hereby agrees to indemnify, defend, hold harmless and save the Issuer, the Trustee, and the members, servants, officers, counsel to the Issuer, employees, advisors and other agents, now or hereafter, of the Issuer or the Trustee (each an “indemnified party”) harmless against and from all claims, demands, suits, actions or proceedings whatsoever by or on behalf of any Person arising from or purporting to arise from this Senior Loan Agreement, the Indenture, the Series 2017 Bonds or the transactions contemplated thereby, including without limitation, (1) any condition of the Series 2017 Project, (2) any breach or default on the part of the Borrower in the performance of any of its obligations under this Senior Loan Agreement, (3) any act or negligence of the Borrower or of any of its agents, contractors, servants, employees or licensees, (4) any act or negligence of any assignee or lessee of the Borrower, or of any agents, contractors, servants, employees or licensees of any assignee or lessee of the Borrower, or (5) the Issuer’s authorization, approval or execution of the Series 2017 Bonds, the Financing Documents or any other documents, opinions, certificates or agreements executed in connection with the transactions contemplated by this Senior Loan Agreement, the Indenture, the Series 2017 Bonds or the transactions contemplated thereby. The Borrower shall indemnify and save the Issuer, the Trustee, and the members, servants, officers, counsel to the Issuer, employees, advisors and other agents, now or hereafter, of the Issuer or the Trustee harmless from any such claim, demand, suit, action or other proceeding whatsoever arising as aforesaid and upon notice from the Issuer or the Trustee, the Borrower shall defend such parties, as applicable, in any such action or proceeding.

(b)          The Issuer and the Trustee, each separately agree that, upon the receipt of notice of the commencement of any action against the Issuer or the Trustee or their respective members, servants, officers, counsel to the Issuer, employees, advisors and other agents, now or hereafter, as applicable, or any Person controlling it as aforesaid, in respect of which indemnity, costs, expenses or defense may be sought on account of any agreement contained herein, the Issuer or the Trustee, as applicable, will promptly give written notice of the commencement thereof to the Borrower, but the failure so to notify the Borrower of any such action shall not relieve the Borrower from any liability hereunder to the extent it is not materially prejudiced as a result of such failure to notify and in any event shall not relieve it from any liability which it may have to the indemnified party otherwise than on account of such indemnity agreement. In case such notice of any such action shall be so given, the Borrower shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of such action, in which event such defense shall be conducted by counsel chosen by the Borrower and reasonably satisfactory to the indemnified party or parties who shall be defendant or defendants in such action, and such defendant or defendants shall bear the fees and expenses of any additional counsel retained by them; but if the Borrower shall elect not to assume the defense of such action, the Borrower will reimburse such indemnified party or parties for the reasonable fees and expenses of any counsel retained by them; provided, however, if the defendants in any such action (including impleaded parties) include both the indemnified party and the Borrower and counsel for the Borrower shall have reasonably concluded that there may be a conflict of interest involved in the representation by a single counsel of both the Borrower and the indemnified parties, the indemnified party or parties shall have the right to select separate counsel, at the Borrower’s expense and satisfactory to the Borrower, to participate in the defense of such action on behalf of such indemnified party or parties (it being understood, however, that the Borrower shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) representing the indemnified parties who are parties to such action).

(c)          Without the consent of the Borrower neither the Trustee nor the Issuer shall settle, compromise or consent to the entry of any judgment in any claim in respect of which indemnification may be sought under the indemnification provision of this Senior Loan Agreement, unless such settlement, compromise or consent (1) includes an unconditional release of such other applicable party from all liability arising out of such claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such other applicable party.

(d)          Notwithstanding anything to the contrary contained herein, the Borrower shall have no liability to indemnify the Trustee against claims or damages resulting from such parties’ own gross negligence or willful misconduct, or the Issuer against claims or damages resulting from such parties’ own willful misconduct.

(e)          The indemnification obligation of the Borrower under this Section 7.02 shall survive the termination of this Senior Loan Agreement.

ARTICLE VIII
EVENTS OF DEFAULTS AND REMEDIES

Section 8.01      Events of Default Defined.

Any one or more of the following events shall constitute “Events of Default” under this Senior Loan Agreement:

(a)          Failure by the Borrower to pay any amount required to be paid under Section 4.01(a) hereof and, solely in the case of any such failure to pay interest, such failure is not remedied within five (5) Business Days after the applicable due date; or failure by the Borrower to pay any other amount required to be paid hereunder, which failure is not remedied within ten (10) days after notice in writing thereof is given by the Issuer or the Trustee to the Borrower;

(b)          Failure by the Borrower to observe and perform in any material respect any covenant, condition or agreement on its part to be observed or performed under this Senior Loan Agreement, the Indenture or any other Financing Document, other than as covered by another provision of this Section 8.01 and other than failure to observe or perform the covenants set forth in Section 6.24 and the Continuing Disclosure Agreement, and such non-compliance shall remain unremedied for a period of sixty (60) days after the earlier of (1) written notice specifying such failure shall have been given to the Trustee by the Borrower, or (2) written notice specifying such failure and requesting that it be remedied shall have been given to the Borrower by the Trustee or the Issuer, or such longer period as is reasonably necessary under the circumstances to remedy such failure, such extension not to exceed one hundred twenty (120) days without prior written approval by the Trustee acting at the direction of the Majority Holders delivered by the Trustee pursuant to Section 10.4 of the Indenture;

(c)          The occurrence of a Bankruptcy Event with respect to the Borrower;

(d)          Any of the representations, warranties or certifications of the Borrower made in or delivered pursuant to any Financing Document, including this Senior Loan Agreement, shall prove to have been incorrect when made and a Material Adverse Effect would reasonably be expected to result therefrom, unless such misrepresentation is capable of being cured and is cured within thirty (30) days after the Borrower’s receipt of written notice from the Trustee of such misrepresentation;

(e)          An “Event of Default” occurs under Section 7.1(a) or 7.1(b) of the Indenture or any payment default occurs under any agreement or instrument involving any other Senior Indebtedness having a principal amount in excess of $10,000,000 (such amount to be adjusted annually by an increase in the Consumer Price Index) (after giving effect to any applicable grace periods and any extensions thereof);

(f)          An “Event of Default” occurs under Section 7.1 of the Indenture or an event of default occurs under any agreement or instrument governing any other Senior Indebtedness with a principal amount in excess of $10,000,000 (such amount to be adjusted annually by the increase in the Consumer Price Index from the prior year), in each case other than as described in clause (e) immediately above, beyond the grace period, if any, provided, but only where such Event of Default under Section 7.1 of the Indenture results in an acceleration of the Bonds then Outstanding under the Indenture or such event of default in respect of other Senior Indebtedness results in the holder or holders of such other Senior Indebtedness causing such Senior Indebtedness to become due prior to its stated maturity;

(g)          A non-appealable final judgment (to the extent such judgment is not paid or covered by insurance), which judgment in combination with all other such judgments is for an amount in excess of $10,000,000 (such amount to be adjusted annually by the increase in the Consumer Price Index from the prior year), shall have been entered against the Borrower and, in the event such judgment is not covered by insurance, the same shall remain unsatisfied without any procurement of a stay of execution for a period of sixty (60) consecutive days after such judgment has become final;

(h)          Any Security Document ceases, except in accordance with its terms or as expressly permitted under the Financing Documents, to be effective to grant a perfected Security Interest on any portion of the Collateral exceeding $10,000,000 in fair market value, other than as a result of actions or failure to act by the Trustee, the Collateral Agent or any other Secured Party;

(i)          Any Insurance required under Section 6.03 and the other Financing Documents is not, or ceases to be, in full force and effect at any time when it is required to be in effect and such failure continues for a period of ten (10) Business Days, unless such insurance is (prior to its cessation) replaced by insurance on substantially similar terms and as evidenced by a certificate from a nationally recognized insurance broker confirming the same, which shall be sent to the Issuer and the Trustee;

(j)          An ERISA Event has occurred which, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect; or

(k)          Any event that constitutes a Change of Control has occurred.

Section 8.02      Remedies on Event of Default.

Whenever any Event of Default hereunder shall have occurred and be continuing, the Trustee shall have the right to, in conjunction with its available remedies under the Indenture, take one or any combination of the following remedial steps, by notice to the Borrower and the Collateral Agent:

(a)          Declare that all or any part of any amount outstanding under this Senior Loan Agreement is (1) immediately due and payable, and/or (2) payable on demand by the Trustee, and any such notice shall take effect in accordance with its terms but only if all amounts payable with respect to the Outstanding Series 2017 Bonds are being accelerated pursuant to Section 7.2(c) of the Indenture, or if all of the Outstanding Series 2017 Bonds are being defeased pursuant to Article 11 of the Indenture or otherwise paid in full; provided that, upon the occurrence of an Event of Default under Section 8.1(c), all principal of, and accrued interest on the Series 2017 Loan shall be immediately due and payable without any presentment, demand or notice from any Person;

(b)          Pursuant to the terms of any Security Document, direct the Collateral Agent or other applicable Secured Party to take or cause to be taken any and all actions necessary to implement any available remedies with respect to the Collateral under any of the Security Documents;

(c)          Have reasonable access to and inspect, examine and make copies of the books and records and any and all accounts, data and income tax and other tax returns of the Borrower during regular business hours of the Borrower and following prior reasonable notice; or

(d)          Take on behalf of the Owners whatever other action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligations, agreement or covenant of the Borrower under this Senior Loan Agreement or the rights of the Owners.

Any amounts collected pursuant to action taken under this Section and the Security Documents paid to the Trustee shall be applied in accordance with Section 7.3 of the Indenture.

Any rights and remedies as are given to the Issuer under this Senior Loan Agreement will also extend to the Owners of the Series 2017 Bonds, and the Trustee, subject to the provisions of the Indenture, will be entitled to the benefit of all covenants and agreements contained in this Senior Loan Agreement, subject to the terms of the Security Documents.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relative to the Borrower, or the creditors or property of the Borrower, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Borrower, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by it up to the date of such distribution.

Section 8.03      Right to Cure.

Notwithstanding anything to the contrary contained in Section 6.27, in the event that the Borrower fails to comply with the requirements of the Required DSCR, until the expiration of fifteen (15) Business Days following the date that the certificate calculating such Required DSCR is required to be delivered to the Collateral Agent and the Trustee, the Borrower shall have the right to issue Permitted Subordinated Debt, and FECI, its Affiliates or any other direct or indirect owner of the Borrower, shall have the right to make an Additional Equity Contribution to the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of cash (the “Cure Amount”) pursuant to the exercise of the Cure Right, the Required DSCR shall be recalculated giving effect to the following pro forma adjustments:

(i)          Free Cash Flow shall be increased, solely for the purposes of measuring the Required DSCR in Section 6.27 and not for any other purpose under this Senior Loan Agreement or any other Financing Document, by an amount equal to the Cure Amount; and

(ii)          if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the Required DSCR requirements, the Borrower shall be deemed to have satisfied such requirements as of the relevant Calculation Date with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default that had occurred shall be deemed cured for the purposes of this Senior Loan Agreement.

The Cure Amount shall be deposited in the Revenue Account and available to make payments described in Section 5.02(b) in the Collateral Agency Agreement as in effect on the Closing Date.

Notwithstanding the foregoing, beginning in the fifth full year after the Closing, the Borrower shall not be permitted to exercise a Cure Right more than four times consecutively.

For the avoidance of doubt, the forgoing Cure Right is available to the Borrower to remedy a default pursuant to Section 6.27 and shall not be used to satisfy the Restricted Payment Conditions.

Section 8.04       Rescission and Waiver.

(a)          The Trustee shall rescind any acceleration and its consequences immediately after the acceleration of the Series 2017 Bonds has been rescinded in accordance with the Indenture.

(b)          The Trustee shall waive any Event of Default immediately after any such Event of Default has been waived in accordance with the Indenture.

(c)          The Trustee shall have the right to, but shall be under no obligation to (except with respect to clauses (a) and (b) of this Section 8.04), waive any other Event of Default at any time.

(d)          In case of any such waiver or rescission, then and in every such case the Issuer, the Trustee and the Borrower shall be restored to their former positions and rights, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

Section 8.05      No Remedy Exclusive.

Subject to Section 7.2 of the Indenture, no remedy hereunder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Senior Loan Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be required by law or in this Article. Any such rights and remedies as are given to the Issuer hereunder shall also extend to the Owners of the Series 2017 Bonds, and the Trustee, subject to the provisions of the Indenture, shall be entitled to the benefit of all covenants and agreements herein contained, subject to the terms of the Security Documents.

Section 8.06      Agreement to Pay Attorneys’ Fees and Expenses.

Following the occurrence and during the continuance of an Event of Default, if the Issuer shall employ attorneys or financial advisors or incur other expenses for the collection of payments required hereunder or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower agrees that it will within thirty (30) days of request therefor pay to the Issuer the reasonable fees of such attorneys and such other reasonable and documented expenses so incurred by the Issuer in connection with the same. This Section shall continue in full force and effect, notwithstanding the full payment of all obligations under this Agreement or the termination of this Agreement for any reason.

Following the occurrence and during the continuance of an Event of Default, the Trustee may, at the Borrower’s reasonable and documented costs and expense, employ or retain such counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of determining and discharging its rights and duties hereunder and, in the absence of the Trustee’s gross negligence, bad faith or willful misconduct in employing or retaining any such counsel, accountants, appraisers, experts or advisors, may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any counsel, accountant, appraiser or other expert or advisor, whether retained or employed by the Borrower or by the Trustee, in relation to any matter arising in the administration hereof, and shall not be responsible for any act or omission on the part of any of them. In addition, the Trustee shall not be liable for any acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians appointed with due care.

Section 8.07      No Additional Waiver Implied by One Waiver.

In the event any agreement contained in this Senior Loan Agreement should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE IX
MISCELLANEOUS

Section 9.01      Term of Agreement.

Except to the extent otherwise provided herein, this Senior Loan Agreement shall be effective upon its execution and delivery and shall expire at such time as all of the Series 2017 Bonds and the fees and expenses of the Issuer and the Trustee shall have been fully paid or provision made for such payments, whichever is later; provided,however, that this Senior Loan Agreement may be terminated prior to such date pursuant to Article V of this Senior Loan Agreement and Article 11 of the Indenture, but in no event before all of the obligations and duties of the Borrower hereunder have been fully performed, including, without limitation, the payments of all costs and fees mandated hereunder or under any other Financing Document to which the Borrower is a party; providedfurther, however, that the indemnity obligation of the Borrower under Section 7.02 shall survive the termination of this Senior Loan Agreement.

Section 9.02      Notices.

All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, addressed as follows:

Issuer:	Florida Development Finance Corporation
800 North Magnolia Avenue, Suite 1100
Orlando, Florida 32803
Attention: William F. Spivey, Jr., Executive Director
Telephone: (407) 956-5695
Facsimile: (407) 956-5595
E-mail: bspivey@fdfcbonds.com

Copy to:	Broad and Cassel
390 N. Orange Avenue
Suite 1400
Orlando, Florida 32801
Attention: Joseph B. Stanton
Telephone: 407-839-4210
Facsimile: 407-425-8377
E-Mail: jstanton@broadandcassel.com

Trustee:	Deutsche Bank National Trust Company
100 Plaza One, 8th Floor
Jersey City, NJ 07311
Attention: Debra Schwalb
Telephone: 201-593-2511
Facsimile: 201-860-4520
E-mail: debra.schwalb@db.com

Collateral Agent	Deutsche Bank National Trust Company
100 Plaza One, 8th Floor
Jersey City, NJ 07311
Attention: Debra Schwalb
Telephone: (201)593-2511
Facsimile: (201) 860-4520
E-mail: debra.schwalb@db.com

Borrower:	Brightline Operations
2855 Le Jeune Road, 4th Floor
Coral Gables, Florida 33134
Attention: Myles Tobin, General Counsel
Telephone: (305) 520-2555
E-mail: Myles.Tobin@allaboardflorida.com

With a copy to:

Brightline Operations
2855 Le Jeune Road, 4th Floor
Coral Gables, Florida 33134
Attention: Dave Howard, Chief Executive Officer
Telephone: (305)521-4848
E-mail: Dave.Howard@gobrightline.com

A duplicate copy of each notice, certificate or other communication given hereunder by the Issuer or the Borrower shall also be given to the Trustee. The Issuer, the Borrower and the Trustee may, by written notice given hereunder, designate any further or different addresses to which subsequent notices, certificates or other communications shall each be sent.

Section 9.03      Binding Effect.

This Senior Loan Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower, the Trustee and the Owners of Series 2017 Bonds, and their respective successors and assigns, subject, however, to the limitations contained herein.

Section 9.04      Severability.

In the event any provision of this Senior Loan Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 9.05      Amendments, Changes and Modifications.

Subsequent to the issuance of Series 2017 Bonds and prior to their payment in full (or provision for the payment thereof having been made in accordance with the provisions of the Indenture), and except as otherwise herein expressly provided, this Senior Loan Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with the provisions of the Indenture.

Section 9.06      Execution in Counterparts.

This Senior Loan Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 9.07      No Pecuniary Liability of the Issuer.

No provision, covenant or agreement contained in this Agreement, or any obligations herein imposed upon the Issuer, or the breach thereof, shall constitute an indebtedness or liability of the Issuer within the meaning of any State constitutional provision or statutory limitation or shall constitute or give rise to a pecuniary liability of the Issuer or any member, officer, director, employee or agent of the Issuer or a charge against the Issuer’s general credit. In making the Series 2017 Loan, the Issuer has not obligated itself except and solely to the extent provided in the Indenture.

Section 9.08      Applicable Law.

This Senior Loan Agreement shall be governed by and construed in accordance with the applicable laws of the State. To the extent allowed by law, the Borrower hereby submits itself to jurisdiction in the State for any action or cause of action arising out of or in connection with the Financing Documents, agrees that venue for any such action shall be in Orange County, Florida, and waives any and all rights under the laws of any state to object to jurisdiction or venue within Orange County, Florida.

Section 9.09      Captions.

The captions and headings in this Senior Loan Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Senior Loan Agreement.

Section 9.10      Limitation of Liability.

(a)          No covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any present or future director, officer, employee, member or agent of the Issuer or the Borrower in his or her individual capacity, and no such director, officer, employee, member or agent thereof shall be subject to any liability under this Senior Loan Agreement or with respect to any other action taken by such person.

(b)          Except as otherwise expressly set forth in the Financing Documents, the Secured Parties will have full recourse to the Borrower and all of its assets and properties for the liabilities and obligations of the Borrower under the Financing Documents, but in no event will any Affiliates of the Borrower, or any officer, director, member or holder of any interest in the Borrower or any Affiliates of the Borrower, be liable or obligated for such liabilities and obligations of the Borrower other than to the extent arising directly as a result of any pledge of an ownership interest in the Borrower by any owner of such interest.

(c)          Notwithstanding anything in subsection (b) of this Section, nothing in said subsection (b) shall limit or affect or be construed to limit or affect the obligations and liabilities of any Affiliate of the Borrower (1) arising under any Financing Document to which such Affiliate of the Borrower is a party, or (2) arising from any liability pursuant to any applicable law for such Affiliate of the Borrower’s fraudulent actions, bad faith or willful misconduct.

(d)          Except for such claims or actions arising directly from the gross negligence, bad faith or willful misconduct of the Issuer, the Issuer shall not be liable to any Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Issuer’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment.

Section 9.11      Parties Interested Herein.

Except as otherwise expressly provided in this Agreement, this Agreement shall be for the sole and exclusive benefit of the Issuer and the Borrower, and their respective successors and assigns. Nothing in this Agreement expressed or implied is intended or shall be construed to confer upon, or to give to, any Person other than the Issuer and the Borrower, any right, remedy or claim, legal or equitable, under or by reason of this Agreement or any terms hereof. To the extent that this Agreement or the Indenture confers upon or gives or grants to the Collateral Agent, the Trustee or the Owners any right, remedy or claim under or by reason of this Agreement or the Indenture, the Collateral Agent, the Trustee and the Owners are hereby explicitly recognized as being third-party beneficiaries hereunder and may enforce any such right, remedy or claim conferred, given or granted hereunder or under the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Senior Loan Agreement to be executed in their respective corporate names all as of the date first above written.

FLORIDA DEVELOPMENT FINANCE CORPORATION

By:	/s/
Chairman

[SEAL]

ATTEST:

/s/
Executive Director

ALL ABOARD FLORIDA – OPERATIONS LLC

By:	/s/
Name: Title:

Senior Loan Agreement Signature Page

ALL ABOARD FLORIDA – OPERATIONS LLC

By:	/s/ Kolleen Cobb
Name: Kolleen Cobb
Title: Vice President

Senior Loan Agreement Signature Page